UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

www.equifax.com

March 18, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Equifax Inc., which will be held on Friday, May 2, 2014, at 9:30 a.m., Eastern Daylight Time, at our headquarters at 1550 Peachtree St., N.W., Atlanta, Georgia. Details of the business to be presented at the meeting can be found in the accompanying Proxy Statement. We hope you are planning to attend the meeting. Your vote is important. Whether or not you are able to attend, I encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting.

I am pleased to report that our company delivered the best financial results since I joined the Company in 2005. Reported earnings per share and operating revenue rose by 25% and 11%, respectively. In February 2013, our Board of Directors raised the quarterly dividend by 22% to $0.22 per share and, in February 2014, by 14% to $0.25 per share, the fourth consecutive annual increase in the dividend, for a 16% compound annual growth rate over the last three years. Our cumulative total shareholder return, including reinvested dividends, for the one-, three- and five-year periods ended December 31, 2013, was 30%, 104% and 178%, respectively, compared to 32%, 57% and 128% for the S&P 500 stock index.

Our compensation program is aligned with performance that matters to shareholders. Our executive officers are compensated in a way that rewards them based on performance, both absolute and relative to our peers, that creates value for our shareholders. In 2013, we surpassed our target adjusted earnings per share performance goal and finished just under our target operating revenue goal. The proxy statement summary that follows on pages 1-4 provides highlights of our performance and 2013 compensation actions and refers you to the appropriate sections of this Proxy Statement for additional information.

On behalf of the Board of Directors and management of Equifax, I extend our appreciation for your continued support.

Sincerely,

Richard F. Smith
Chairman and Chief Executive Officer

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Equifax Inc.:

Notice is hereby given that the 2014 Annual Meeting of shareholders (the “Annual Meeting”) of Equifax Inc. (the “Company” or “Equifax”) will be held on Friday, May 2, 2014 at 9:30 a.m., Eastern Daylight Time, at the Company’s principal executive offices located at the address shown above to consider and vote on the following items of business described in the accompanying Proxy Statement:

1.	Election of the ten nominees to the Board of Directors (the “Board”) named in the Proxy Statement as Directors, each for a term of one year;

2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014;

3.	Consideration of an advisory vote to approve named executive officer compensation; and

4.	Transaction of such other business as may properly come before the meeting.

You may vote if you owned shares of the Company’s common stock at the close of business on March 4, 2014. Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein.

We are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2013 Annual Report. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while reducing the costs of delivery and environmental impact of the Annual Meeting. The Notice contains instructions on how to access those documents on the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the Proxy Statement, our 2013 Annual Report and a form of proxy card or voting instruction card. All shareholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the proxy card or voting instruction card as instructed or vote by telephone or using the Internet as instructed on the proxy card, voting instruction card or the Notice.

By order of the Board of Directors,

Sincerely,

Dean C. Arvidson
Corporate Secretary

Atlanta, Georgia

March 18, 2014

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 2, 2014:

The Company’s Notice of 2014 Annual Meeting of Shareholders, Proxy Statement, proxy card and 2013 Annual Report to Shareholders are available on our website at http://investor.equifax.com as well as at www.proxyvote.com.

2014 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement but does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and date:	9:30 a.m., Eastern Daylight Time, on Friday, May 2, 2014
Place:	Equifax Inc., 1550 Peachtree St., N.W., Atlanta, Georgia 30309
Record date:	March 4, 2014
How to vote:	In general, you may vote either in person at the Annual Meeting or by telephone, the Internet, or mail. See “How to Vote” on page 6 for more details.
Admission:	Satisfactory proof of share ownership as of the record date is required to enter the Annual Meeting. See “Shareholders Entitled to Vote; Attendance at the Meeting” on page 5.

Voting Matters

	Board Voting Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH NOMINEE	18
Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2014	FOR	24
Advisory Vote on Executive Compensation	FOR	26

Director Nominees

				Committee Memberships
Name & Occupation	Age	Director Since	Independent	Audit	Compensation, Human Resources & Management Succession	Executive	Governance	Technology
James E. Copeland, Jr.
Retired CEO, Deloitte & Touche and Deloitte Touche Tohmatsu	69	2003	Ö	Chair		x
Robert D. Daleo Retired Vice Chairman Thomson Reuters	64	2006	Ö	x	x
Walter W. Driver, Jr. Chairman—Southeast Goldman, Sachs & Co.	68	2007	Ö		x		x
Mark L. Feidler Founding Partner, MSouth Equity Partners	57	2007	Ö	x				x

L. Phillip Humann Retired Chairman & CEO SunTrust Banks, Inc.	68	1992	Ö Independent Presiding Director		Chair	Chair	x
Robert D. Marcus Chairman & CEO Time Warner Cable Inc.	48	2013	Ö				x
Siri S. Marshall Retired Senior Vice President, General Counsel & Secretary General Mills, Inc.	65	2006	Ö		x	x	Chair
John A. McKinley CEO, SaferAging, Inc. & Co-Founder, LaunchBox Digital	56	2008	Ö	x		x		Chair
Richard F. Smith Chairman & CEO Equifax Inc.	54	2005
Mark B. Templeton President & CEO Citrix Systems, Inc.	61	2008	Ö		x			x

2013 Company Financial Performance and 1-, 3- and 5-Year Total Shareholder Return

•	Operating revenue rose 11% to a record $2.3 billion for 2013.
•	Net income from continuing operations attributable to Equifax increased 25%, to $333.4 million.
•	Adjusted EPS(1) was $3.60, up 24% compared to Adjusted EPS of $2.91 in 2012, on a non-GAAP basis; non-GAAP Adjusted EPS for 2013 was $3.61 at our budgeted foreign exchange rates.
•	We returned $118.6 million to shareholders, through $106.7 million in dividends and $11.9 million in share repurchases.
•

The quarterly dividend was increased by 22% in February 2013 to $0.22 per share and, in February 2014, by 14% to $0.25, the fourth consecutive dividend increase. Over the past three years, our dividend has grown at a 16% compound annual growth rate.

•

Our cumulative total shareholder return (stock price appreciation plus dividends, or “TSR”) was slightly below the S&P 500 index for the one-year period ended December 31, 2013, and substantially above the S&P 500 for the three- and five-year periods. Our TSR was 30%, 104% and 178%, respectively, compared to 32%, 57% and 128% for the S&P 500 index.

2013 Executive Compensation Alignment

•

The 2013 compensation of our named executive officers (as set forth in the Summary Compensation Table on page 52) reflects the close alignment of Company performance and shareholder value creation. Although Company financial performance in 2013 was strong on an absolute basis as noted above, it was not as exceptional as the results achieved in 2012 and therefore total direct compensation (salary, bonus and equity award value) declined as compared to 2012.

•

Most (84%) of the targeted total direct compensation for our CEO was variable, at-risk incentive and stock-based compensation tied to the achievement of internal performance targets or our stock price performance, with 68% in the form of long-term equity compensation (an average of 74% and 58%, respectively, for the other named executive officers).

•

We made no 2013 base salary increases. Mr. Smith’s base salary has not changed since 2008; all 2013 compensation increases were applied to his performance-based, long-term incentive opportunity. Mr. Kelley joined the Company as Chief Legal Officer in January 2013 and was not eligible for a merit salary increase in 2013. Our other named executive officers received lump sum merit payments in lieu of base salary increases ranging from 3.5% to 4.0% of base salary to reward individual performance while maintaining alignment of base salary levels to prior year levels.

•

Target long-term incentive award values for our CEO were granted 57% in performance-based stock units (“PSUs”) and 43% in three-year time-based restricted stock units (“RSUs”). Other named executive officers were granted 50% in PSUs and 50% in RSUs. PSUs will vest, if at all, after three years based on the Company’s TSR relative to that of the companies that comprised the S&P 500 index on the grant date. No dividend equivalents accrue on unvested PSUs or RSUs.

•

Based on 2013 corporate financial performance above the target level for Adjusted EPS and below the target level for operating revenue, as well as individual performance, 2013 annual cash incentives were paid at an average of 135.9% of target for the named executive officers with Company-wide responsibilities (Messrs. Smith, Adrean and Kelley), and for the named executive officers with business unit responsibilities, at 170.5% of target for Mr. Adams and 135.2% of target for Mr. Barros.

[1]

“Adjusted EPS” is non-GAAP diluted earnings per share from continuing operations attributable to Equifax, excluding certain items to show the performance of our core operations. On a GAAP basis, diluted EPS from continuing operations attributable to Equifax was $2.69 in 2013, $2.18 in 2012 and $1.86 in 2011. We provide a reconciliation of the differences between non-GAAP Adjusted EPS and GAAP EPS in Appendix A to this Proxy Statement.

Executive Compensation Governance and Practices

In addition to our executive compensation program’s strong pay-for-performance focus, we believe our other policies and pay practices contribute to ensuring an alignment of executives’ and shareholders’ interests and discouraging inappropriate risk taking by our executives.

What We Do	What We Don’t Do

✓     Meaningful share ownership requirements for senior officers

✓     Strong executive compensation recoupment (“clawback”) policy

✓     Anti-hedging and pledging stock policies for officers and directors

✓     Capped annual and long-term incentive awards

✓     Independent Compensation Committee advised by independent compensation consultant

✓     No dividend equivalents paid on unearned share units

✓     No repricing of underwater stock options

✓     No single-trigger change-in-control cash severance benefits

✓     No tax gross-ups for perquisites or new change-in-control agreements

✓     No additional years of supplemental pension service credit since 2011

Additional Shareholder Engagement Actions

•

Senior management has engaged with and received specific feedback from 19 of our top 25 shareholders, representing approximately 51% of our outstanding shares, on various topics relating to our Company including executive compensation and corporate governance practices and policies. There were no significant areas of concern noted in these discussions. We also regularly review our investors’ comments with the Governance Committee of our Board.

•

Although last year’s annual meeting of shareholders and most discussions with shareholders took place after we established the 2013 executive compensation program, the Compensation Committee of our Board weighed this shareholder feedback, the increased weighting on performance-based long-term incentives for the CEO, and advice from its independent compensation consultant and concluded that our 2013 and ongoing executive compensation program is appropriately designed with challenging performance metrics and incentives and a mix of fixed and at-risk variable pay.

Corporate Governance Highlights

•

Director independence. The Board believes that a substantial majority of the directors should be independent. Currently, nine of ten members of the Board are independent in accordance with the applicable rules and the Board’s guidelines for determining director independence.

•

Independent Presiding Director. The Board believes in the value of an active, independent Presiding Director. The duties of the Presiding Director include chairing executive sessions of the Board, calling meetings of the non-employee directors, reviewing and approving agenda, schedule and materials for board meetings, facilitating communication between the non-employee directors and the Chairman and CEO, meeting directly with management and non-management employees of the Company, and being available for consultation and direct communication with shareholders as appropriate.

•

Majority voting for directors. Under our Bylaws, if in an uncontested election for directors a nominee does not receive a majority of the votes cast “for” the nominee, the nominee is required to offer his or her resignation and the independent members of the Board will determine and promptly publicly announce the action to be taken with respect to the resignation offer.

•	Annual director terms. Each director is elected on an annual basis.
•

Director stock ownership. To align director interests with those of our shareholders, each director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer, within five years of becoming a director.

•

Enterprise risk management. Equifax has a rigorous enterprise risk management program targeting controls over operational, financial, environmental, legal/regulatory compliance, reputational, technology, security, strategic and other risks that could adversely affect the Company’s business. Risks are identified, assessed, managed and monitored. The program also includes crisis management and business continuity planning. See “The Board’s Role in Risk Oversight” on page 9.

•

No “over-boarding.” Directors are limited to service on five other public company boards, and none of our directors currently serves on the board of directors of more than two other publicly-held corporations.

•

Stock hedging and pledging policies. Our insider trading policy bars our directors, officers and employees from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Equifax stock. We also prohibit officers and directors from pledging Equifax securities as collateral for loans (including margin loans).

Shareholder Proposals and Director Nominations for 2015 Annual Meeting

•

Notice of any proposal or director nomination that a shareholder wishes to propose for consideration at the 2015 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for such meeting, must be delivered to us no later than November 18, 2014. See “Shareholder Proposals and Director Nominations for 2015 Annual Meeting” on page 72.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 2, 2014

GENERAL INFORMATION

Proxy Solicitation

Proxies in the form furnished are being solicited by the Board for the 2014 Annual Meeting. The accompanying notice of meeting, this Proxy Statement and the form of proxy card and Notice of Internet Availability of Proxy Materials are first being made available to shareholders on or about March 18, 2014.

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting:

Proposal 1—	Election of Directors
Proposal 2—	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal 3—	Advisory Vote on Executive Compensation

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions to the contrary, shares represented by validly executed and dated proxies or voting instruction cards will be voted in accordance with the foregoing recommendations.

On or about March 18, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this Proxy Statement, the 2013 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the Internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a printed copy of the proxy materials, you may request one via the Internet at www.proxyvote.com, by calling toll-free 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 18, 2014 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you via email unless you change your election.

The Company has retained AST Phoenix Advisors to assist in soliciting proxies for an annual fee not to exceed $7,500 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Shareholders Entitled to Vote; Attendance at the Meeting

Company shareholders of record at the close of business on March 4, 2014 are entitled to notice of, and to vote at, the meeting. As of such date, there were 121,863,151 shares of Company common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the Notice of Internet Availability of proxy materials or the voting instruction card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company also may request appropriate identification such as a valid government-issued photo identification as a condition of admission.

Quorum; Required Vote

Quorum.  The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”) will be treated as present for the purposes of determining a quorum. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Election of Ten Directors.  Each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

All Other Proposals.  For all of the other proposals described in this Proxy Statement, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. Although the vote on Proposal 3 is advisory in nature and non-binding even if approved by our shareholders, our Board and Compensation Committee will carefully review the results of the vote and, consistent with our record of shareholder engagement, will take the results into account in formulating future executive compensation policy.

Broker Non-Votes and Abstentions.  Under certain circumstances, including the election of directors and matters involving executive compensation (“non-routine” matters), banks and brokers are prohibited from exercising discretionary authority for “street name” owners who have not provided voting instructions to the broker. In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to Proposal 2, but not with respect to any of the other proposals to be voted on at the Annual Meeting. Broker non-votes and abstentions will have no effect on any of the proposals to be considered at the Annual Meeting.

Other Voting Matters

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder in person at the meeting) on such matters in accordance with the Board’s recommendation.

How to Vote

Shareholders of record.  Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described below may submit their voting instructions by:

•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

•	using the toll-free telephone number listed on the enclosed proxy card; or

•	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card.

Beneficial owners.  If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”).  Participants in the Company Plans may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. Eastern Time on April 30, 2014. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

Revocation of Proxies or Change of Instructions

A proxy given by a shareholder of record may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of the Company at the address set forth below, by delivering a proxy (by one of the methods described above) bearing a later date or by voting in person at the meeting. Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above.

If you are the beneficial owner of shares held in “street name,” you may submit new voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the Annual Meeting in the manner described above under “How to Vote.”

Multiple Company shareholders who share an address may receive only one copy of this Proxy Statement and the 2013 Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this Proxy Statement and the 2013 Annual Report to any shareholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder makes a request by contacting the Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. Beneficial owners sharing an address who are receiving multiple copies of this proxy statement and the 2013 Annual Report and who wish to receive a single copy in the future will need to contact their bank, broker or other nominee.

Voting Results

You can find the official results of voting at the meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the

Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

General

The Board oversees, counsels and directs management in the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

•	selecting and evaluating the performance of the Chief Executive Officer (the “CEO”) and other senior executives;

•	planning for succession with respect to the position of Chairman and CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with law and ethics.

Our Board is comprised of ten members each of whom is serving an annual term expiring at the Annual Meeting. The Board has determined that nine to 12 directors is currently the appropriate size for our Board. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual responsibility. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of any outstanding director candidate in whom the Board may become interested. The Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

Leadership Structure of the Board

In accordance with our Bylaws, the Board elects our CEO and our Chairman of the Board, and these positions may be held by the same person. Under the Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Governance Guidelines”), the Board does not have a policy, one way or another, on whether the roles of the Chairman and the CEO should be separate and, if it is to be separate, whether the Chairman should be selected from among the non-employee directors or be an employee. If the Chairman is not an independent director, however, the Governance Guidelines require that a Presiding Director shall be recommended by the Governance Committee and elected by a majority of independent directors. The Governance Committee charter provides that it shall recommend to the Board the corporate governance structure of the Company.

The Chairman of the Board is responsible for chairing Board and shareholder meetings, setting the agenda for Board meetings and providing information to the Board members in advance of meetings and between meetings. The duties of the Presiding Director as provided in the Governance Guidelines include the following:

•	advising the Chairman and CEO of decisions reached, and suggestions made, at the executive sessions of the non-employee directors;

•	calling meetings of the non-employee directors;

•	presiding at each Board meeting at which the Chairman is not present;

•	reviewing and approving the agenda, schedule and materials for Board meetings;

•	facilitating communication between the non-employee directors and the Chairman and CEO;

•	meeting directly with management and non-management employees of the Company; and

•	being available for consultation and direct communication with shareholders as appropriate.

All directors may interact directly with the Chairman and CEO and provide input on presentations by management at Board and Committee meetings, and each has complete access to our management and employees.

The Governance Committee and the Board have determined that our current Board structure, combining the Chairman and CEO positions and utilizing a Presiding Director, is the most appropriate leadership structure for the Company and its shareholders at the present time. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the independent directors and continuity of leadership. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that the CEO is the director best qualified to act as Chairman of the Board and to lead Board discussions regarding the performance of the Company.

The Company’s governance practices provide for strong independent leadership and oversight, independent discussion among directors, and independent evaluation of, and communication with, members of our senior leadership team. These governance practices are reflected in the Governance Guidelines and the various charters of the Board Committees which are described below. Some of the relevant practices include:

•	The annual election by the independent directors of a Presiding Director with clearly defined leadership authority and responsibilities.

•	At each regularly scheduled Board meeting, the non-management directors meet in executive session and deliberate on matters such as CEO succession planning and performance.

•

A substantial majority of our Board should be independent. Nine of our ten current directors are independent, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. All of our Board Committees are comprised of independent directors.

•	In 2011, the Company completed the phase-in of the annual election of all directors by our shareholders to enhance accountability to our shareholders.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide risk management program which is designed to support the achievement of our organizational and strategic objectives, to identify and manage risks, to improve long-term organizational performance and to enhance shareholder value. On an annual basis, the Board performs an enterprise risk assessment with management to review the principal risks facing the Company and monitors the steps management is taking to map and mitigate these risks. The Board then sets the general level of risk appropriate for the Company through business strategy reviews. Risks are assessed throughout the business, focusing on two primary areas: (1) financial, operational and strategic risk, and (2) ethical, legal, regulatory and other compliance risks. Each business unit and corporate support unit has primary responsibility for assessing risks within their respective areas of responsibility and mitigating those risks. The CEO and our senior leadership team receive comprehensive periodic reports on the most significant risks from these units and from the head of our internal audit department.

In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company ethics, legal, regulatory and other compliance policies; considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) reviews compensation, human resource and management succession risks, as summarized under “Management of Compensation-Related Risk” on page 49. The Governance Committee focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders. The Technology Committee enhances the Board’s focus on technology-related risks and opportunities.

The Board believes that the administration of the Board’s risk oversight function has not affected its leadership structure.

The Board’s Role in CEO and Executive Succession Planning

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute a long-term strategy that optimizes operating performance, profitability and shareholder value creation. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated and strategic talent is leveraged to focus on current and new business imperatives. The ongoing succession process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The specific criteria for the CEO position are aligned with our long-term growth strategy we refer to as our Growth Playbook, and succession and development plans are monitored for each of the CEO’s direct reports including high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Committee and the Board also review the foregoing in executive session on a regular basis.

Meetings of the Board and its Committees

During 2013, the Board held six meetings; the Audit Committee met five times; the Compensation, Human Resources & Management Succession Committee met five times; the Governance Committee met four times; and the Technology Committee met four times. The Executive Committee did not meet; regular executive sessions of the Board were held as described under “Executive Sessions” on page 15. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served.

Attendance of Directors at 2013 Annual Meeting of Shareholders

All directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors then serving attended the 2013 annual meeting of shareholders.

Board Committees

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. The Board has five standing committees, all of which are composed of independent directors as defined in the NYSE rules. The current members of each committee are shown on page 1 of this Proxy Statement.

Each committee operates pursuant to a written charter which is available as described under “Corporate Governance Guidelines” on page 13. The charters for each of our Board committees are available on our website at: www.equifax.com/about_equifax/corporate_governance/committee_charters/en_us.

The Audit Committee has sole authority to appoint, review and discharge the Company’s independent registered public accounting firm. The committee reviews and approves in advance the services provided by our independent registered public accounting firm, reviews and discusses the independence of that firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, oversees our regulatory compliance program, and administers our Code of Ethics and Business Conduct. The committee reviews the Company’s guidelines and policies related to enterprise risk assessment and risk management.

The committee meets separately with the internal and external auditors to ensure full and frank communications with the committee. The Board has determined that Messrs. Copeland, Daleo, Feidler and McKinley are each “financially literate” under NYSE rules and that Messrs. Copeland, Daleo and Feidler are each an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and is recommending that our shareholders ratify this appointment at the Annual Meeting. See Proposal 2 on page 24 and the Audit Committee Report on page 69.

The Compensation, Human Resources & Management Succession Committee (“Compensation Committee”) determines the compensation for our executive officers, establishes our compensation policies and practices, and reviews annual performance under our employee incentive plans. The Compensation Committee also provides assistance to the Governance Committee from time to time in connection with its review of director compensation. The Compensation Committee also advises management and the Board on succession planning and other significant human resources matters.

Role of Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Our Chairman and CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Compensation Committee also considers the recommendations and competitive data provided by its compensation consultant and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the named executive officers listed in the Summary Compensation Table on page 52. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process:

•

The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•

The Chief Human Resources Officer and her staff provide the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

•

The Chief Financial Officer provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate financial goals for the preceding year.

•	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers, with input from the non-employee members of the Board in executive session with respect to CEO compensation.

Compensation Consultant Services and Independence. The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained Meridian Compensation Partners LLC (“Meridian”), a national executive compensation consulting firm, to provide advice with respect to compensation for our named executive officers and other officers. Meridian performs services solely on behalf of the Committee and does not provide any other services to us. Management of the Company had no role in selecting the Committee’s compensation consultant and had no relationship with Meridian. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

In 2013, Meridian performed the following services for the Committee:

•	provided market benchmark information;

•	advised the Committee on incentive risk assessment and proxy disclosure;

•	provided regulatory and governance guidance;

•	assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers; and

•	attended all Committee meetings upon invitation and participated in executive sessions thereof without management present.

The Executive Committee is authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings, subject to Board discretion and applicable law.

The Governance Committee reviews and makes recommendations to the Board regarding nominees for director; recommends to the Board, and monitors compliance with, our Governance Guidelines and other corporate governance matters; conducts an annual review of the effectiveness of our Board; makes recommendations to the Board with respect to Board and committee organization, membership and function; and exercises oversight of Board compensation. Our process for receiving and evaluating Board member nominations from our shareholders is summarized under the captions “Director Qualifications and Nomination Process” on page 14 and “Shareholder Proposals and Director Nominations for 2015 Annual Meeting” on page 72.

The Technology Committee assesses our technology development strategies and makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies; oversees the execution of technology strategies formulated by management and technology risk and opportunities; provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies.

Corporate Governance Guidelines

The Governance Committee is responsible for overseeing the Governance Guidelines adopted by the Board and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of these guidelines at any time, with or without public notice, as it deems necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. Among other matters, the Governance Guidelines include the following items concerning the Board:

•

Non-management directors shall retire at the next Board meeting following the director’s 72nd birthday, unless requested by the Board to stay. Directors who are employees of the Company in the normal course resign from the Board when their employment ceases or they reach age 65, absent a Board determination that it is in the best interests of the Company for the employee to continue as a director.

•	Directors are limited to service on five public company boards other than our Board.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	The Presiding Director and the Chair of the Governance Committee manage a process whereby the Board and its Committee members are subject to an annual evaluation and self-assessment.

Our Governance Guidelines are posted at www.equifax.com/about_equifax/governance_principals/en_us.

Code of Ethics

We have adopted codes of ethics and business conduct applicable to our directors, officers and employees, available at www.equifax.com/about_equifax/corporate_governance/en_us, or in print upon request to the Office of Corporate Secretary, Equifax, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. Any amendment or waiver of a provision of these codes of ethics or business conduct that applies to any Equifax director or executive officer will also be disclosed on our website.

Director Independence

The Board has determined that all directors, excluding Mr. Smith, are independent under the applicable NYSE and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. Each of these transactions was significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards which are attached as Appendix B to this Proxy Statement. See “Review, Approval or Ratification of Transactions with Related Persons” on page 71.

Communicating with Directors

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Director Qualifications and Nomination Process

The Governance Committee of our Board is the standing committee responsible for selecting the slate of director nominees for election by our shareholders. The Committee recommends those nominees to the full Board for approval and often utilizes the services of a third party search firm to assist in the identification and evaluation of potential director nominees. The Committee Chair and Presiding Director are furnished with copies of the resumes provided by the search firm and review them as appropriate with the Governance Committee, the CEO and the full Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, the capacity and desire to represent the balanced, best interests of the Company and the shareholders as a whole and not primarily a special interest group, and the ability to devote sufficient time to carry out the duties of an Equifax director. The Committee and the Board consider whether the candidate is independent under the standards described above under “Director Independence.” In addition, the Committee and the Board consider all information relevant in their judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and an assessment of the Board’s collective requirements. These factors may include a candidate’s educational and professional experience; reputation; industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain Board effectiveness; and the candidate’s ability to fulfill his or her responsibilities as a director and as a member of one or more of our standing Board committees.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

The Board believes that nomination of a candidate should not be based solely on these factors noted above. The Governance Committee and the Board do not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a complete mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our current Board is geographically diverse; there is a balance of different ages; gender diversity includes one female director; and directors have diverse industry backgrounds which include banking, investment banking, venture capital, consumer products manufacturing, accounting and consulting, information and technology, telecommunications, and legal. The backgrounds and qualifications of our current directors and nominees are further described under “Proposal 1—Election of Directors” beginning on page 18.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee by November 18, 2014, c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of the Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “Shareholder Proposals and Director Nominations for 2015 Annual Meeting” on page 72. A copy of our Bylaws is available on our website at www.equifax.com/about_equifax/corporate_governance/en_us or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidate for director nomination was submitted to the Governance Committee by any shareholder in respect of the Annual Meeting.

Executive Sessions

The non-management directors generally meet in executive session without management at every regularly scheduled in-person Board meeting. The Presiding Director or his designee presides at Board executive sessions.

Compensation Committee Interlocks and Insider Participation

Ms. Marshall and Messrs. Daleo, Driver, Humann and Templeton were the members of the Compensation Committee during 2013. None of these directors is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2013.

Director Compensation

The table below sets forth the compensation received by our non-management directors during 2013:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)	All Other Compensation(4) ($)	Total ($)
James E. Copeland, Jr.	95,000	133,089	0	100	228,189
Robert D. Daleo	92,500	133,089	0	100	225,689
Walter W. Driver, Jr.	86,250	133,089	0	320	219,659
Mark L. Feidler	88,750	133,089	0	100	221,939
L. Phillip Humann	93,750	133,089	0	100	226,939
Robert D. Marcus	12,432	167,974	0	300	180,706
Siri S. Marshall	90,000	133,089	0	130	223,219
John A. McKinley	92,500	133,089	0	320	225,909
Mark B. Templeton	86,250	133,089	0	0	219,339

(1)	Represents the grant date fair value for restricted stock unit (RSU) awards made on May 2, 2013 (2,198 RSUs for each director then serving), other than Mr. Marcus whose initial RSU grant was made on November 1, 2013 (2,685 RSUs), computed in accordance with FASB ASC Topic 718.

(2)	As of December 31, 2013, each current non-employee director held 2,198 shares of unvested RSUs other than Mr. Marcus, who held 2,685 shares.

(3)	Prior to 2005, each non-employee director received an annual grant of a nonqualified option to purchase 7,000 shares of Company common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the grant date. These options became fully vested one year after the date granted and expire ten years from the date granted. As of December 31, 2013 directors with options outstanding included Mr. Copeland, 7,000, and Mr. Humann, 7,000. All director stock options were fully vested prior to 2011.

(4)	Reflects the market price of annual membership to certain of our credit monitoring products.

Director Fees.    For 2013, director cash compensation consisted of an annual cash retainer of $75,000, and an annual cash retainer of $20,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair, and $7,500 each for the chairs of the Governance and Technology Committees. An annual cash retainer is also paid equal to $10,000 for Audit Committee members, $7,500 for Compensation Committee members and $3,750 for all other Committee members.

By paying directors an annual retainer and eliminating meeting fees, the Company compensates each non-employee director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The Governance Committee believes that this additional compensation is appropriate.

Equity Awards.    Each non-employee director receives an initial and an annual long-term incentive grant of restricted stock units under our shareholder-approved 2008 Omnibus Incentive Plan on the date of the annual meeting of shareholders to further align their interests with those of our shareholders and to attract and retain highly qualified directors through equity ownership. For 2013, directors received a fixed value in shares computed as of the grant date ($175,000 initial one-time grant to new directors and $135,000 annual grant). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. No dividend equivalents are paid on outstanding unvested restricted stock units.

Director Deferred Compensation Plan.    Each non-employee director may defer receipt of up to 100% of his or her stock-based or cash retainer fees. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan.    Each director may defer taxes otherwise due upon the vesting of restricted stock units. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our Bylaws require all directors to own our stock while serving as a director. Our stock ownership guidelines require that each non-employee director own shares of our stock having a value of at least five times the annual cash retainer, no later than the fifth anniversary of the annual meeting of shareholders at which the director was first elected to the Board.

Indemnification.    Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from the Company to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other.    Non-employee directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. We do not provide retirement benefits to non-employee directors.

EXECUTIVE OFFICERS

The executive officers of the Company and their ages and titles are set forth below. Business experience for the past five years and other information is provided in accordance with SEC rules.

Richard F. Smith (54) has been Chairman and CEO since December 2005.

Lee Adrean (62) has been Corporate Vice President and CFO since October 2006.

John J. Kelley III (53) was appointed Corporate Vice President and Chief Legal Officer effective January 1, 2013. His responsibilities include legal services, global sourcing, security and compliance, government and legislative relations, corporate governance and privacy functions. Mr. Kelley was a senior partner in the Corporate Practice Group of the law firm of King & Spalding LLP from January 1993 to December 2012, specializing in a broad range of corporate finance transactions and securities matters, advising public clients regarding SEC reporting and disclosure requirements, and other corporate governance and compliance matters.

Coretha M. Rushing (57) has been Corporate Vice President and Chief Human Resources Officer since 2006.

Paul J. Springman (68) has served as Corporate Vice President and Chief Marketing Officer since February 2004.

David C. Webb (58) became Chief Information Officer in January 2010. Prior to joining the Company, he served as Chief Operations Officer for SVB Financial Corp. since 2008.

J. Dann Adams (56) has been President, Workforce Solutions since April 2010. Previously, he was President, U.S. Consumer Information Solutions since 2007.

Rodolfo O. Ploder (53) has been President, U.S. Consumer Information Solutions since April 2010 and before that was President, International from January 2007.

Paulino Do Rego Barros, Jr. (57) has been President, International since April 2010. Prior to joining the Company, he was founder of PB&C—Global Investments LLC, an international business consulting firm, and served as its President from October 2008.

Joseph M. Loughran, III (46) has been President, North America Personal Solutions since January 2010. He was Senior Vice President—Corporate Development from April 2006 to December 2009.

Alejandro Gonzalez (44) has been President, North America Commercial Solutions since January 2010. He was Senior Vice President of Strategic Marketing from December 2005 to December 2009.

Nuala M. King (60) has been Senior Vice President and Controller since May 2006.

PROPOSALS TO BE VOTED ON

PROPOSAL 1—ELECTION OF DIRECTORS

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The ten nominees for election listed below each have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees. Each nominee was elected at the 2013 Annual Meeting with the exception of Mr. Marcus, who was appointed a director by the Board effective November 1, 2013 and became a member of the Governance Committee on January 1, 2014.

Our directors have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Each director’s biography includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED BELOW.

Nominees for Directors

• Director since 2003 • Independent • Chair of Audit Committee	James E. Copeland, Jr., 69 – Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He also is a director of ConocoPhillips and Time Warner Cable, Inc., and a former director of Coca-Cola Enterprises, Inc.
	Significant Experience/Competencies	Overview of Board Qualifications
• Former Large Company CEO • General Management & Business Operations • Mergers & Acquisitions • International • Strategy Development • Accounting • Risk Management • Finance

Mr. Copeland has invaluable expertise in the areas of audit, accounting and finance, including operating experience as the CEO of a major international accounting firm. His knowledge of the Company’s structure, operations, compliance programs and risk oversight as Chairman of the Audit Committee is of particular importance to our Board. The Board also values Mr. Copeland’s insight and judgment gained through years of public company board experience with companies operating in industries as diverse as oil and gas, beverages and entertainment, including experience on audit, executive, compensation and finance committees of other publicly traded companies.

• Director since 2006 • Independent • Audit Committee • Compensation Committee	Robert D. Daleo, 64 – Retired Vice Chairman of Thomson Reuters. Mr. Daleo was Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1997 through 2011, Vice Chairman from 2011 until his retirement in December 2012, and a member of The Thomson Corporation board of directors from 2001 to April 2008. Thomson Reuters is a global provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters. Mr. Daleo currently serves on the Board of Directors of Citrix Systems, Inc.
	Significant Experience/Competencies	Overview of Board Qualifications
• Former Public Company CFO • General Management & Business Operations • Mergers & Acquisitions • International • Strategy Development • Auditing • Risk Management • Finance

Mr. Daleo has developed extensive
financial accounting and corporate
finance expertise through his
experience as chief financial officer of
a large multinational company. The
Board values his leadership and risk
assessment skills which are important
to our efforts to expand our global
information solutions business, data
acquisitions and marketing to banks
and other financial institutions. Mr.
Daleo also has public company board
experience.

• Director since 2007 • Independent • Governance Committee • Compensation Committee	Walter W. Driver, Jr., 68 – Chairman–Southeast of Goldman, Sachs & Co., a global investment banking, securities and investment management firm, since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Managing Partner or Chairman of King & Spalding LLP, an international law firm, from 1999 through 2005. He currently serves on the Board of Directors of Total System Services, Inc.
	Significant Experience/Competencies	Overview of Board Qualifications

•     International Investment Banking

•    Former Head of International Law Firm

•    General Management & Business Operations

•    Mergers & Acquisitions

•    International

•    Strategy Development

•    Finance

•    Legal, Corporate Governance and Compliance

Mr. Driver has extensive investment banking expertise in evaluating corporate acquisitions, strategies, operations and risks. The Board values his judgment, skills and experience in legal and regulatory matters gained through leadership of a major international law firm. Mr. Driver also has corporate governance experience and insight gained through his legal practice and public company directorships, including service on compensation and governance committees.

• Director since 2007 • Independent • Audit Committee • Technology Committee	Mark L. Feidler, 57 – Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. He was appointed Chief Operating Officer of BellSouth Corporation in January 2005 and served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. He also serves as Lead Director on the Board of Directors of the New York Life Insurance Company.
	Significant Experience/Competencies	Overview of Board Qualifications
• Former Public Company President & COO • General Management & Business Operations • Mergers & Acquisitions • International • Strategy Development • Finance

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting and risk management are an important resource for our Audit Committee and Board.

• Director since 1992 • Independent • Presiding Director • Chair of Compensation, Human Resources & Management Succession Committee • Governance Committee	L. Phillip Humann, 68 – Retired Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company. Mr. Humann was Executive Chairman of the Board of SunTrust Banks, Inc. from 2007 to April 2008; Chairman and Chief Executive Officer from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He also is a Director of Coca-Cola Enterprises Inc. and is the Lead Director of Haverty Furniture Companies, Inc., where he was Non-Executive Chairman from May 2010 to December 2012.
	Significant Experience/Competencies	Overview of Board Qualifications

•    Former Public Company CEO

•   Industry Experience

•   General Management & Business Operations

•   Mergers & Acquisitions

•   International Strategy Development

•   Finance

•    Retail

•   Corporate Governance & Compliance

•   Risk Management

•   Banking

Mr. Humann has over 41 years of experience in the banking, mortgage and financial services industry. The Board highly values his experience and insights regarding how our customers use our services and products to manage their risk and retention objectives. The Board also values his leadership skills and deep knowledge of our business and perspective gained from 21 years of service on the Board and at other public companies.

• Director since 2013 • Independent • Governance Committee	Robert D. Marcus, 48 – Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, since January 1, 2014. He served as its President and Chief Operating Officer from December 14, 2010 through 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he had served as Senior Vice President, Mergers and Acquisitions from 2002. He was named a director of Time Warner Cable Inc. in July 2013. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.
	Significant Experience/Competencies	Overview of Board Qualifications
• Current Public Company CEO • Former Public Company CFO • General Management & Business Operations • Mergers & Acquisitions • Finance • Consumer Marketing • Legal & Regulatory

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position with a major cable company, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in legal and regulatory matters are an important resource for our Board.

• Director since 2006 • Independent • Chair of Governance Committee • Compensation, Human Resources & Management Succession Committee	Siri S. Marshall, 65 – Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, where she served in that position from 1994 until her retirement in January 2008. Ms. Marshall is currently a director of Ameriprise Financial, Inc., a diversified financial services company, and Alphatec Holdings, Inc., a medical device company specializing in spine disorders. She is also on the Board of Directors of the Yale Law School Center for the Study of Corporate Law and on the Board of Advisers of Manchester Capital Management, Inc. During the past five years, Ms. Marshall also served as a director of BioHorizons, Inc., a dental implant and biologics company, a Distinguished Advisor to the Straus Institute for Dispute Resolution, and a trustee of the Minneapolis Institute of Arts. In February 2011, Ms. Marshall received the Sandra Day O’Connor Board Excellence Award from DirectWomen.
	Significant Experience/Competencies	Overview of Board Qualifications

•     Former Public Company General Counsel, Corporate Secretary & Chief Compliance Officer

•    General Management & Business Operations

•    Mergers & Acquisitions

•    International

•    Strategy Development

•    Retail

•     Legal, Corporate Governance & Compliance

Ms. Marshall’s over 13 years of executive experience at General Mills provides a valuable perspective on our organizational management, legal, compliance, regulatory and government affairs, consumer products business and corporate governance. The Board particularly values her broad experience with other public company boards, including as a Presiding Director of a large financial institution, as well as her perspective and insight gained through her service on the executive, compensation and governance committees of other public companies and her leading role in corporate law and dispute resolution matters.

• Director since 2008 • Independent • Chair of Technology Committee • Audit Committee	John A. McKinley, 56 – Chief Executive Officer of SaferAging, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. Mr. McKinley was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.
	Significant Experience/Competencies	Overview of Board Qualifications

•     Former Public Company CTO

•    General Management & Business Operations

•    Mergers & Acquisitions

•    International Strategy Development

•    Finance

•    Venture Capital

•    Technology Development, Operations & Marketing

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as Chief Technology Officer at a number of leading global companies. These skills are highly relevant to the Board’s oversight of risks and opportunities in our technology operations, risk management and capital investments. The Board also values his entrepreneurial insights.

• Director since 2005 • Chairman and Chief Executive Officer	Richard F. Smith, 54 – Chairman and Chief Executive Officer of Equifax since September 2005. Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp. from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000.
	Significant Experience/Competencies	Overview of Board Qualifications
• Current Public Company CEO • Industry Experience • General Management & Business Operations • Mergers & Acquisitions • International Strategy Development • Finance • Risk Management

As Chairman and CEO, Mr. Smith leads our senior management team and brings to the Board extensive knowledge of the Company and its strategy gained through his demonstrated leadership and performance in all aspects of our business. The Board also values his management experience over a 22-year career at General Electric Co. in global leadership positions in insurance, asset management and financing.

• Director since 2008 • Independent • Compensation, Human Resources & Management Succession Committee • Technology Committee	Mark B. Templeton, 61 – Chief Executive Officer, President and a director of Citrix Systems, Inc., a global software development firm. He has served as Chief Executive Officer of Citrix Systems, Inc. since 1999.
	Significant Experience/Competencies	Overview of Board Qualifications

•    Current Public Company CEO & President

•   General Management & Business Operations

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•    Technology Development, Operations & Marketing

The Board highly values Mr. Templeton’s operating experience, leadership and perspective in business strategy, operations, and business growth. His counsel and insight in technology opportunities, particularly in the development and global marketing of advanced technology products, has direct application to our strategic emphasis on investment in new technology products and global expansion.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee has selected Ernst & Young LLP (“Ernst &Young”) as the Company’s independent registered public accounting firm for fiscal year 2014, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2013 and 2012:

Audit and Non-Audit Fees

Fee Category	2013	2012
Audit Fees(1)	$3,989,311	$3,367,672
Audit-Related Fees(2)	461,541	425,070
Tax Fees(3)	998,604	1,405,336
All Other Fees(4)	20,001	1,995

Total	$5,469,457	$5,200,073

(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.

(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, financial due diligence related to mergers and acquisitions, and information technology security reviews.

(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.

(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that mandates that the Audit Committee approve the audit and non-audit services in advance. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 69.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2013 and 2012, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 28. Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders advise that they approve the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

The following is a summary of some of the key points of our 2013 executive compensation program.

Strong 2013 Company financial performance and total shareholder return.  Our excellent financial and operating results continued in 2013:

•	Operating revenue increased 11% to $2.3 billion;
•	Adjusted EPS (non-GAAP) as reported in our earnings release rose 24% to $3.60 ($3.61 non-GAAP Adjusted EPS at our budgeted foreign exchange rates); and
•

Our stock returned 30% to shareholders in 2013 compared to 32% for the S&P 500 Index and, over the three years ended December 31, 2013, has returned 104% on a cumulative basis, almost double the S&P 500 index return of 57%.

We emphasize pay-for-performance and tie a significant amount of our NEOs’ target pay to our performance.  Approximately 84% of the target total direct compensation of our CEO and an average of 74% of the total targeted direct compensation of our other NEOs was variable, at-risk incentive-based and stock-based compensation tied to the achievement of internal performance targets or Company stock price performance.

Our compensation programs are strongly aligned with the long-term interests of our shareholders.  Equity awards and our stock ownership guidelines serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In 2013, long-term equity incentive awards represented 68% of our CEO’s target total direct compensation (an average of 58% for our other NEOs). Performance-based share units (PSUs) and restricted stock units (RSUs) are designed to reward for long-term stock performance both on an absolute basis and relative to peers.

We provide competitive pay opportunities that reflect best practices and strong governance standards.  The Compensation Committee reviews our executive compensation program to ensure that it provides competitive pay opportunities and demonstrates a commitment to strong corporate governance and best practices. The Committee establishes appropriate performance targets based on our strategic and operating plans. The Committee has retained an external, independent compensation consultant to ensure proper alignment of our program with our shareholders’ interests and current market practices, and to ensure that these programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company. In addition, the Committee has implemented (i) clawback provisions in our incentive plans, (ii) capped incentives, (iii) stock ownership guidelines, (iv) prohibitions on re-pricing stock options, hedging, pledging, short-selling and trading derivative Company securities, (v) double-trigger change-in-control severance, (vi) no income tax gross-ups, (vii) no excise tax gross-ups for new participants, (viii) equity compensation grant procedures, and (ix) an annual process to assess the risks related to our Company-wide compensation programs.

2013 Say-on-Pay Vote and Actions Taken

In 2013, our shareholders approved the compensation of our NEOs with a 92.9% approval rating. The Compensation Committee viewed the results of this vote as significant support for our executive compensation program. No changes to our program were made specifically as a result of this vote. The Committee and the Board continued to emphasize the importance of linking pay to performance and requested additional management engagement with our largest shareholders to receive their feedback on our compensation program and corporate governance practices. There was no consistent call for any program design changes other than to continue to align pay with performance. The Compensation Committee weighed this feedback, the 2012 and 2013 changes to our long-term incentive program, the increased weighting on performance-based long-term incentives for the CEO and advice from its independent compensation consultant and concluded that our 2013 and ongoing executive compensation program is appropriately designed with challenging performance metrics and incentives and an appropriate mix of fixed and at-risk variable pay.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s compensation program.

Unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” vote will be held at the 2015 annual meeting of shareholders. The next advisory vote on the frequency of “say-on-pay” proposals is scheduled to occur at the 2017 annual meeting of shareholders.

THE BOARD RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation, Human Resources & Management Succession Committee

L. Phillip Humann, Chair	Robert D. Daleo	Walter W. Driver, Jr.	Siri S. Marshall	Mark B. Templeton

*    *    *

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) relates to each named executive officer, or “NEO,” identified in the Summary Compensation Table on page 52 of this Proxy Statement.

Executive Summary

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has adopted an executive compensation program that aligns our executives’ interests with those of our shareholders and promotes the creation of shareholder value without encouraging excessive risk-taking. The Compensation Committee ties a majority of our executives’ compensation to key performance measures that contribute to or reflect shareholder value. In addition to base salary, our NEOs compensation package includes an annual cash incentive opportunity based on the Company’s attainment of objective, pre-established performance metrics, and long-term equity awards consisting of performance share units (“PSUs”) whose value is tied to relative total shareholder return performance, and time-based restricted stock units (“RSUs”). Our executive compensation programs play a significant role in our ability to attract and retain the experienced, successful executive team that drives our financial results over time.

Company Performance and Executive Compensation in 2013

The Company delivered excellent financial and operating results in 2013.

•	Operating revenue increased 11% to $2.3 billion.

•	Net income from continuing operations increased 25%, to $333.4 million.

•

Non-GAAP Adjusted EPS as reported in our earnings release was $3.60, up 24% from 2012 Adjusted EPS of $2.91; non-GAAP Adjusted EPS at our budgeted foreign exchange rates for 2013 was $3.61 (see the reconciliation of such non-GAAP financial measures to the corresponding GAAP financial measures provided in Appendix A to this Proxy Statement).

•

Cumulative total shareholder return (stock price appreciation plus dividends, or “TSR”) was slightly below the S&P 500 index for the one-year period ended December 31, 2013, and substantially above the S&P 500 for the three- and five-year periods. Our TSR was 30%, 104% and 178%, respectively, compared to 32%, 57% and 128% for the S&P 500 stock index.

•	The Company increased its dividend by 22% in February 2013 and a further 14% in February 2014, the fourth consecutive annual increase, and a 16% compound annual growth rate over the last three years.

Our positive financial results for 2013 directly affected our NEOs’ compensation.

•	Annual cash incentives were paid at an average of 135.9% of target for the achievement of challenging corporate financial goals (operating revenue and Adjusted EPS).
•	Long-term stock-based incentives increased in value as our share price increased.

Say-on-Pay Results and Other Key Executive Compensation Program Actions for 2013

In making its decisions regarding NEO compensation, the Compensation Committee considers the results of the management say-on-pay proposals which are presented to shareholders for approval annually. In 2013, 92.9% of the votes cast approved the executive compensation program. The Committee concluded that no changes to the elements of compensation for our NEOs were necessary specifically as a result of this advisory vote or discussions with our shareholders. However, the Committee did take a number of significant actions, described below, consistent with our executive compensation philosophy and discussions with shareholders. As a result, our compensation policies and decisions, explained in detail in this CD&A, continue to be focused on long-term financial performance to drive shareholder value.

Action Taken	Reason for Action

Capped the payout of future PSU awards at the target level in the event the Company’s total shareholder return performance is negative over the applicable three-year performance period, even if the Company’s total shareholder return, on a comparative basis, exceeds the median of the S&P 500

Continue to align executives’ interests with those of shareholders
Increased the percentage of performance-based stock units for the CEO from 54% to 57%	Further enhance our practices of paying for performance
Performed an extensive design, best practices and historical practices review of the total compensation program	Ensure the executive compensation program continues to be effective and aligned with shareholder value creation
Changed the price of our shares used to determine the target value of long-term incentive awards from a prior average stock price to the grant date stock price	Averaging was used in the past to mitigate the impact of short-term share price changes on the number of shares granted, particularly when stock options were a component of the program. For 2014, the Committee changed to grant date value, noting that all equity grants to the NEOs are now “full value” shares (PSUs and RSUs)

Compensation of Richard F. Smith, Chairman and CEO

Mr. Smith was hired on September 19, 2005, from a senior and highly compensated position as Chief Operating Officer of GE Insurance Solutions, a much larger enterprise than the Company, with the expectation that he would drive the Company at an accelerated pace to a significantly larger scale over time commensurate with his compensation incentives. Therefore, in order to recruit Mr. Smith, the Company constructed a starting compensation package that was high relative to Company peers but that was required to attract him from his 22-year career at GE.

Although from a total compensation perspective Mr. Smith began in the upper quartile of our compensation peer group, a market position he has maintained, pay increases since he was hired have been data-derived and moderate despite the Company’s significant growth. Market annualized increases over this period were 2.8% for base salary, 0.7% for target annual bonus percentage, and 5.9% for long-term equity incentives, resulting in a 4.8% average annual increase in total compensation opportunities for the market and for Mr. Smith.

During Mr. Smith’s tenure, the Compensation Committee has also made his pay opportunities increasingly longer-term and performance-based:

•	Since 2012, the Committee has applied all pay modifications to the performance-based portion of long-term incentives;
•	Base salary has not increased since 2008;
•	The target annual incentive has increased only five percentage points during Mr. Smith’s eight-year tenure;
•

In 2012, long-term incentive plan (“LTI”) design was changed to replace the stock option component with performance-based PSUs that reward total shareholder return (TSR) relative to the S&P 500 over a three year period, with significant penalties for underperforming; and

•	The combination of these changes moved Mr. Smith’s 2013 LTI mix to 57% based on PSUs and 43% in RSUs vesting over three years (60%-40% for 2014).

In addition, Mr. Smith’s actual compensation has varied considerably from year to year depending on Company performance, including a more than 30% decrease in incentive payout in 2013, when corporate financial performance was around or moderately above the target level, compared to 2012 when it exceeded maximum on the two key corporate financial goals.

The Company has consistently outperformed under Mr. Smith’s leadership and is well-positioned for sustainable, strong growth in the future. Since he joined the Company:

•	Through the end of 2013, TSR was 122% compared to 79% for the S&P 500, generating an additional $4 billion in shareholder value, or $1.6 billion over an S&P 500-equivalent return;
•	Our share price has risen 105%, from $33.64 to $69.09 at year end 2013;
•	The quarterly dividend has increased 525%, from $0.04 in 2005 to $0.25 in the first quarter of 2014; and
•

Critical, but less externally visible improvements in the Company’s scale and operational performance occurred in the areas of talent management, process improvements, platforms for growth, product diversification, global security, regulatory compliance, dividend growth and capital structure.

Note: Proxy-reported amounts from 2005 through 2013 for Mr. Smith’s LTI did not track the survey increases exactly due to 1) application of the increases less to base salary and more to performance-based LTI; 2) one-time awards made in connection with his hiring; 3) the Committee’s use of an average stock price for grant purposes in years prior to 2014; 4) differences in Black-Scholes values used for decision-making and proxy reporting purposes; and 5) required use of a Monte Carlo valuation method for proxy reporting of PSUs tied to relative TSR.

2013 Target Pay Mix

As illustrated in the chart below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a substantial portion of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise driven by performance (84% of total direct compensation for our CEO and an average of 74% for the other NEOs):

*Percentages calculated using actual base salary, actual annual incentive and the grant date value of annual long-term incentive awards.

Principal Components of the Executive Compensation Program

The Company’s current executive compensation program is simple in design and consists of three basic components in addition to limited perquisites and provision of change in control protection:

Information on Each Compensation Element

Element	Background	Key Features

Base salary

The objective of base salary is to provide sufficient competitive pay to attract and retain experienced and successful executives and to attract executives from companies larger than ourselves with the requisite experience to create scalable processes necessary to drive significant growth. This philosophy positions us for business expansion without undue cost to the Company.

The base salary program is designed to reward the required day to day activities and responsibilities of each position as well as individual performance.

We choose to pay base salary because it is an expected aspect of executive compensation in the marketplace.

•     The CEO’s base salary has not changed since 2008.

•     For other NEOs, base salary is targeted at the average of the size-adjusted median and 65th percentile of general industry survey data (and for the CFO, peer group proxy data), with adjustments as needed to reflect individual performance and responsibilities.

Annual cash incentive

The objective of the annual cash incentive program is to encourage and reward valuable contributions to our annual financial and operational performance objectives.

The plan is designed to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs.

We choose to pay annual incentive compensation to encourage actions that will result in the growth of shareholder value and to ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

•     The CEO’s annual cash incentive opportunity has not changed since 2011.

•     For other NEOs, annual cash incentive is targeted at the median of the general industry survey data.

•   For executives with Company-wide responsibilities, payments are based on Company revenue from continuing operations (used to measure top line business growth) and adjusted EPS (used to measure the profitability of that growth), and individual performance.

•   For business unit heads, payments are based on Company Adjusted EPS, their business unit revenue and operating income, and individual performance.

Element	Background	Key Features
Long-term incentive

The objective of the long-term incentive program is to retain our executives and to drive stock performance for shareholders.

The program is designed to reward for stock performance on both an absolute basis and relative to peers.

We choose to provide long-term incentive opportunities in order to motivate executives to achieve the above objective.

•    All 2013 increases in the CEO’s pay opportunity were applied to the PSU component of the long-term incentive program.

•    For other NEOs, long-term incentive award sizes are targeted to median peer group levels, adjusted to reflect individual performance.

•   PSUs will vest, if at all, after three years with the number of shares earned based on the achievement of the Company’s relative TSR over that period versus other S&P 500 companies.

•    RSUs represent the value of a share of our common stock, and are earned and vested after three years subject to continued employment and minimum operating income thresholds.

Retirement benefits

The objective of retirement benefits is to provide post-retirement security. Such benefits are designed to directly reward continued service and indirectly reward individual performance. We choose to provide these benefits in order to attract and retain highly qualified executives.

Participation in pension and savings plans, deferral plans and a supplemental retirement plan.

Perquisites	For a discussion of the business objectives for providing perquisites, and the details of perquisites provided, see page 47.

Provision of change-in-control protection	For a discussion of the business objectives for providing change-in-control protection, and the details of change-in-control protection provided, see pages 48, 61-68.

How We Determine the Total Amount of Compensation

Role of the Compensation Committee, Management and Compensation Consultants in Determining Executive Compensation. For information on how the Compensation Committee works with management and independent compensation consultants in making executive pay decisions, see “Role of the Compensation Committee and Management in Determining Executive Compensation” on page 11 and “Compensation Consultant Services and Independence” on page 12.

Benchmarking Process. We consider market pay practices when setting executive compensation. The Compensation Committee uses benchmarking to guide decision-making with respect to executive pay levels.

Chief Executive Officer

Mr. Smith joined the Company as CEO in September 2005. Since then, through the end of 2013, our revenue has grown by 60% and our cumulative TSR has outpaced the S&P 500 index by over 94%. The Compensation Committee has adjusted Mr. Smith’s pay opportunities based on annual changes corresponding to the constant sample general industry market movement for chief executive officers in the Aon Hewitt Total Compensation Measurement database. For 2013, the Committee reflected the pay increase indicated by such market movement in the performance-based component of Mr. Smith’s target long-term incentive opportunity. See “Compensation of Richard F. Smith, Chairman and CEO” on page 29 for additional background information on Mr. Smith’s compensation.

The Committee calculated Mr. Smith’s target long-term incentive opportunity for 2013 based on the prior average stock price in February 2013 when the Committee met to approve his compensation. The result at grant date stock price was a decrease for Mr. Smith of 3.3% ($6,231,221 in 2013 vs. $6,445,656 in 2012). His 2013 target long-term incentive award opportunity was granted 57% in the form of PSUs and 43% in time-vested RSUs (compared to 53% PSUs and 47% RSUs in 2012). The equity values for 2013 and 2012 for Mr. Smith as shown in the Summary Compensation Table on page 52 under the column “Stock Awards” reflect grant date fair values computed in accordance with FASB ASC Topic 718.

The table below shows the correlation between CEO total direct compensation (as reported in the Summary Compensation Table, excluding “change in pension value and nonqualified deferred compensation earnings” and the effect of estimated forfeitures) and the indexed cumulative total shareholder return (“TSR”) of our stock over the period 2009-2013:

Comparison of CEO Total Direct Compensation to Equifax Cumulative Five-Year TSR

	Initial	2009	2010	2011	2012	2013
CEO Total Pay ($000s)*	$7,456	$7,699	$8,059	$8,781	$11,663	$9,711
Indexed TSR (cumulative)	$100.00	$117.18	$136.22	$151.03	$214.32	$277.58

* Excludes annual change in pension value and uses the grant date fair value for equity awards. The annual change in pension value for Mr. Smith was $1.41 million for 2009, $1.66 million for 2010, $2.32 million for 2011, $1.78 million for 2012 and $699 thousand for 2013. See also “Pension Benefits at 2013 Fiscal Year-End” on page 58.

Other NEOs

For our other NEOs, in 2013 we conducted a detailed market review of executive pay to evaluate each element of pay competitiveness, reviewed pay practices and compared performance against market data as described below. This analysis was discussed and reviewed by the Compensation Committee with its compensation consultant. Two primary types of market data were used to compile this analysis:

•

General industry data, focusing on data from those companies which are similar in size to the Company, drawn from all companies in the Aon Hewitt Total Compensation by Industry database; and, for base salaries and annual incentives, also data from the Towers Watson U.S. General Industry Executive Database.

•	Peer group proxy data, for long-term incentives (and, for the CFO only, also for base salary) was drawn from available proxy statements and public reports for the following 14 publicly-held companies:

Alliance Data Systems Corp.	Fidelity National Financial, Inc.	Lender Processing Services, Inc.
Automatic Data Processing Inc.	Fidelity National Information Services, Inc.	Moody’s Corp.
CGI Group Inc.	Fiserv Inc.	Paychex Inc.
DST Systems Inc.	FTI Consulting Inc.	Western Union Co.
Dun & Bradstreet Corp.	Intuit Inc.

The median 2012 revenue, net income and market capitalization of these companies was $3.9 billion, $515 million and $7.5 billion, compared to the Company’s 2012 operating revenue, net income and market capitalization of $2.16 billion, $272.1 million and $6.5 billion, respectively. The selected peer group companies are on average larger than Equifax in all three categories because we aim to provide sufficient competitive pay to attract and retain experienced and successful executives and to attract executives from companies larger than ourselves with the requisite experience to create scalable processes necessary to drive significant growth. This philosophy positions us for business expansion without undue cost to the Company.

This 2013 compensation peer group was unchanged from the group used in 2012. It includes companies against which we compete directly or indirectly for capital, executive talent and, in some cases, business. Because there were no publicly-held, stand-alone direct U.S. competitors across all of our businesses, we focus on similarly complex companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology. Industries represented by these companies included information and delivery systems, publishing, specialized finance, information technology consulting services, data processing and outsourced services, and application software.

•

TSR Peer Group for performance share units. The above-named peer group companies were deemed appropriate for compensation purposes, but their stock performance does not necessarily vary based on the same economic factors as ours. For that reason, the Committee believes a broader peer group is more appropriate for evaluating TSR performance of PSUs issued under our long-term incentive program, as an expanded peer group provides a broader index for comparison and better alignment with shareholder investment choices. Therefore, the Committee uses the companies in the S&P 500 index for determining TSR for that purpose and we are a member of that index.

Use of “Tally Sheets” and Wealth Accumulation Analysis. In 2013, Meridian prepared for review by the Compensation Committee “tally sheets” relating to compensation of the NEOs. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants, and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. As a result of viewing the tally sheets, the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific NEO compensation.

Other Factors Considered in Setting Pay Opportunities for NEOs other than the CEO. The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (base salaries, payout of the individual portion of short-term incentive, and yearly equity grants). Such factors include an individual’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines, and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation between or among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance). Our CEO has ultimate responsibility for the strategic direction of the Company, and therefore is the most highly paid. CEO compensation also reflects the importance of his leadership to the successful design and execution of our business strategy.

Analysis of 2013 Compensation Opportunities

2013 Base Salary

We made no base salary increases in 2013. Mr. Smith’s base salary has not changed since 2008. Mr. Kelley joined the Company as Chief Legal Officer in January 2013 and was not eligible for a merit salary increase in 2013. Our other NEOs received lump sum merit payments in lieu of base salary increases, ranging from 3.5% to 4.0% of base salary, to recognize individual performance while maintaining alignment of base salary levels with prior year levels and the baseline level for future compensation actions by the Compensation Committee.

Our executives receive a relatively small percentage of their overall targeted compensation in the form of base pay, ranging from 17% for the CEO to an average of 22% for the other NEOs in 2013. Mr. Kelley was hired by the Company in January 2013 and his base salary was approved by the Compensation Committee based on negotiation and the competitive market for highly qualified and experienced chief legal officers. In February 2013, the Compensation Committee assessed whether each NEO’s base pay was sufficient to retain competent executive talent and maintain a stable management team, considering factors such as the benchmarking data described above, an internal review of the executive’s position and current compensation, both individually and relative to other executive officers, experience, scope, breadth and complexity of responsibilities, retention considerations, and the individual performance as discussed below.

The Committee reviewed merit salary increases for senior executives in February 2013 based on the Compensation Committee’s review of market data, adjustments for position, retention considerations, and individual performance assessments conducted by the CEO. Although no merit salary increases were approved, Messrs. Adrean, Adams and Barros received increases in the form of lump sum payments of $21,008 (4%), $14,528 (3.5%) and $15,141 (3.5%), respectively, in March 2013.

We provide Mr. Adams with a monthly relocation living allowance adjustment of $11,903, in addition to his base salary, in connection with his relocation from Atlanta to St. Louis to serve as President of our Workforce Solutions business unit as further described under “Retirement and Other Benefits” on page 46.

2013 Annual Cash Incentive Opportunities. The target annual cash incentive opportunities for 2013, expressed as a percentage of base salary earned (including 2013 lump sum merit payments for Messrs. Adrean, Adams and Barros), were unchanged from 2012 for the continuing NEOs including Mr. Smith. Mr. Kelley was newly hired in January 2013, and his target cash incentive opportunity was set the same as others at his executive level.

2013 Long-term Incentive Opportunities. For a discussion of the CEO’s long-term incentive opportunity, please refer to the discussion on page 35. For other NEOs, as in prior years, 2013 long-term incentive opportunities were set in a range of plus or minus 25% around the market data. The CEO took 2012 individual performance and the market data into account in recommending for Compensation Committee approval of the 2013 award sizes.

2013 Annual Cash Incentive Goals

Annual cash incentive awards are designed to reward short-term performance, achievement of strategic goals and individual performance objectives.

The 2013 corporate financial performance objectives for the NEOs with Company-wide responsibilities (Messrs. Smith, Adrean and Kelley) were based on the Company’s revenue from continuing operations (used to measure top line business growth) and Adjusted EPS (used to measure the profitability of that growth). The financial objectives for Messrs. Adams and Barros, as business unit leaders, were focused primarily on their respective business unit revenue and operating income performance (used to measure unit growth and profitability), as well as Company Adjusted EPS (to emphasize profitability of the Company as a whole).

Establishment of Corporate-Level Financial Goals

In early 2013, the Compensation Committee established corporate financial goals required to earn a cash incentive award for 2013, as follows:

•

Threshold payout (25% of target payout) was initially set equal to our 2012 actual operating results ($2.965 Adjusted EPS and $2.160 billion revenue from continuing operations). These results were reset by the Committee to $3.24 Adjusted EPS and $2.175 billion revenue to reflect the impact of a significant acquisition in late 2012, two divestitures completed in early 2013, and expected changes in foreign exchange rates on our international operations. The earnings per share measure used is “adjusted EPS” as disclosed in the Company’s public earnings releases and which excludes the effect of certain material restructuring charges, other material unusual or infrequent items, the results of discontinued operations, and adjusts for certain acquisition-related expenses and benefits.

•

Target payout was set based on our publicly disclosed strategic goals, long-term financial objectives and performance expectations for 2013 ($3.56 Adjusted EPS and $2.31 billion revenue from continuing operations, or 10% and 6%, respectively, above the Threshold payout level).

•

Maximum payout (200% of target payout) was set based on our challenging “stretch” goals for 2013 ($3.73 Adjusted EPS and $2.38 billion revenue from continuing operations, or 15% and 9%, respectively, above the Threshold payout level).

Pursuant to the terms of the annual incentive plan, awards are subject to certain parameters including the Committee’s authority to reduce awards through the exercise of its negative discretion; an individual award limit of $5 million; and a formula or “cap” designed so that such awards may be deductible by the Company under Section 162(m) of the Internal Revenue Code, as described under “Consideration of Certain Tax Effects” on page 48.

Establishment of Business Unit-Level Financial Goals

The 2013 corporate and business unit objectives for Messrs. Adams and Barros were as follows:

Mr. Adams

Performance Measure	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)

Corporate Adjusted EPS	30%	$3.24	$3.56	$3.73

Workforce Solutions Adjusted Operating Revenue	30%	$442.1 million (equal to 2012 actual results)	$460.4 million (a 4.1% increase from 2012 actual results)	$472.3 million (a 6.8% increase from 2012 actual results)

Workforce Solutions Adjusted Operating Income	20%	$106.6 million (equal to 2012 actual results)	$138.1 million (a 29.5% increase from 2012 actual results)	$146.1 million (a 37.1% increase from 2012 actual results)

Mr. Barros

Performance Measure	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30%	$3.24	$3.56	$3.73

International Adjusted Operating Revenue	30%	$472.5 million (equal to 2012 actual results as restated to 2013 budgeted foreign exchange rates)	$509.3 million (a 7.8% increase from 2012 actual results, measured at budgeted foreign exchange rates)	$525.2 million (a 11.1% increase from 2012 actual results, measured at budgeted foreign exchange rates)

International Adjusted Operating Income	20%	$136.6 million (equal to 2012 actual results as restated to 2013 budgeted foreign exchange rates)	$146.5 million (a 7.2% increase from 2012 actual results, measured at budgeted foreign exchange rates)	$156.5 million (a 14.6% increase from 2012 actual results, measured at budgeted foreign exchange rates)

Establishment of Individual Performance Objectives

Individual personal objectives are specific to each executive officer position and may relate to:

•	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;

•	development of scalable processes, leveraging applications, and managing expenses to ensure expense growth does not exceed revenue growth; and

•

non-financial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and any other business priority.

Personal objectives for the NEOs and other Company senior management are set at the start of each fiscal year and approved by the CEO. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other NEOs against their personal objectives, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee reviews and approves this performance evaluation and evaluates the performance of the CEO in a similar manner, with input from the full Board. For the 2013 fiscal year, individual performance rating categories and award opportunities for the NEOs were as follows:

	Needs Improvement	Achieves Expectations = 100% of Target Award	Exceeds Expectations = 150% of Target Award	Distinguished = 200% of Target Award
CEO (as a % of annual base salary)	0%	21%	31.5%	42%

Other NEOs (as a % of annual base salary)	0%	12%	18%	24%

The 2013 individual performance ratings for the NEOs ranged from “exceeds expectations” to “distinguished,” as reflected below in the 2013 AIP calculations and as described for each NEO below. All of the NEOs had objectives related to people, including talent management and succession planning; improving operational efficiencies through LEAN and Workout programs to reduce costs; disaster recovery planning; customer satisfaction; regulatory compliance; and enterprise risk management. Each NEO also had Company-wide or business unit objectives related to long-term strategic objectives.

2013 Annual Cash Incentive Awards

In February 2014, the Committee reviewed executives’ performance against the pre-established 2013 performance goals as certified by the CFO. Awards could range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at the maximum level).

The target incentives, maximum performance factors and weightings, along with 2013 awards for the NEOs, are set forth in the table below. A description of how 2013 incentive awards were achieved follows the table.

Named Executive Officer	Base Salary ($)(1)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(2)	Performance Factors and Weighting	Achievement (%)	FY2013 Incentive as Percentage of Target (%)(3)	2013 Incentive ($)
R. Smith	1,450,000	105	1,522,500	3,045,000	Corporate Results, 80% Individual Results, 20%	146.1	139.2	2,118,635
L. Adrean	546,208	60	327,725	655,449	Corporate Results, 80% Individual Results, 20%	83.5	139.2	456,046
J. Kelley	498,231	60	298,939	597,877	Corporate Results, 80% Individual Results, 20%	77.5	129.2	386,095
D. Adams	429,618	60	257,770	515,540	Corporate Results, 30% Workforce Solutions Results, 50% Individual Results, 20%	102.3	170.5	439,396
P. Barros	447,741	60	268,644	537,290	Corporate Results, 30% International Results, 50% Individual Results, 20%	81.1	135.2	363,315

(1)	Base salary for Messrs. Adrean, Adams and Barros includes 2013 lump sum merit payments as shown in the Summary Compensation Table on page 52.
(2)	The maximum incentive for each is 200% of Target.
(3)	Percentages are rounded to the nearest tenth of a percent.

Determination of Each NEO’s Performance and Annual Cash Incentive

Richard F. Smith, Chairman and CEO

Objectives	Target Level	Actual Results	Actual as a % of Target(1)	2013 Incentive
Corporate Adjusted EPS(2)	$3.56	$3.61	131%	$1,292,450
Corporate Adjusted Revenue(2)	$2.31B	$2.30B	95%	$217,185
Individual Objectives	$304,500	$609,000	200%	$609,000

(1)	Rounded.
(2)	Corporate Adjusted EPS and Corporate Adjusted Revenue (Non-GAAP) exclude certain items affecting comparability. See Appendix A to this Proxy Statement for a reconciliation to the comparable GAAP financial measure. Adjusted EPS and Adjusted Revenue are also stated in constant dollars at budgeted foreign exchange rates for incentive measurement purposes in this table.

Mr. Smith achieved a rating of “Distinguished” on his individual objectives for 2013. He successfully executed the Company’s strategy of broadening and deepening product offerings to improve financial performance in all five business units in a highly challenging global business environment, generating the strong financial results previously noted in this CD&A. He led the Company’s efforts to continue strategically building and rebalancing its capabilities with high value acquisitions, including expanding the Company’s product line in data, analytics and technology solutions for the debt collections industry through the negotiation of the $327 million acquisition of TDX Group which was completed in January 2014 (a United Kingdom company that provides businesses with technology, data and advisory solutions to improve debt liquidation and debt management) and the $22 million acquisition in December 2013 of a majority stake in Inffinix (a Mexico-based global information technology company which helps businesses streamline their collections process and improve their return on debt recovery efforts); seamless integration of the $1.0 billion acquisition of the credit reporting assets and business of CSC Credit Services, Inc.; and the divestitures of non-strategic assets including Equifax Settlement Services and Performance Assessment Network in the first quarter of 2013. Mr. Smith refined and executed the Company’s long-term Growth Playbook strategy by expanding our role in client business decisions and processes through product innovation and delivering unique value to the customer; employing advanced analytics and technology to help drive client growth, security, efficiency and profitability; investing in emerging opportunities and international expansion; diversifying data sources and products; maximizing the use of analytics and decisioning technology to differentiate the Company’s product offerings; implementing measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN, Workout and other continuous business process improvements; accelerating the pace of new product innovation and product transfers across the Company; driving a performance-driven culture to deliver sustained long-term business growth; retaining and developing a strong leadership team; and demonstrating exemplary leadership and values.

Lee Adrean, Corporate Vice President and Chief Financial Officer

Objectives	Target Level	Actual Results	Actual as a % of Target(1)	2013 Incentive
Corporate Adjusted EPS(2)	$3.56	$3.61	131%	$278,206
Corporate Adjusted Revenue(2)	$2.31B	$2.30B	95%	$46,750
Individual Objectives	$65,545	$131,090	200%	$131,090

(1)	Rounded.
(2)	Corporate Adjusted EPS and Corporate Adjusted Revenue (Non-GAAP) exclude items affecting comparability. See Appendix A to this Proxy Statement for a reconciliation to the comparable GAAP financial measure. Adjusted EPS and Adjusted Revenue are also stated in constant dollars at budgeted foreign exchange rates for incentive measurement purposes in this table.

Mr. Adrean achieved a rating of “Distinguished” on his individual objectives for 2013. As CFO, these objectives included implementing measures to control expense growth in line with revenue growth; improving financial analytical capabilities and operational metrics to help focus management on key revenue, customer and product profitability drivers and opportunities in the business; driving direct profit improvement from product and customer profitability insights; developing the 2014 corporate budget and resource realignment efforts consistent with long-term growth objectives; overseeing and enhancing global enterprise risk management processes, including directing increased investment to data security, disaster recovery and regulatory compliance capabilities; implementing strategies to optimize the corporate tax position; supporting corporate growth initiatives; further developing global finance organization capabilities and planning and initiating the implementation of upgrades to key financial systems; supporting the Company’s acquisitions and divestitures described in the previous paragraph with financial diligence and valuation analyses and financial integration; effectively managing the Company’s capital structure, ratings, access to capital and allocation of capital among internal growth investments, acquisitions, and return to shareholders; and enhancing the communication of the Company’s strategy and growth prospects to the investment community.

John J. Kelley III, Corporate Vice President and Chief Legal Officer

Objectives	Target Level	Actual Results	Actual as a % of Target(1)	2013 Incentive
Corporate Adjusted EPS(2)	$3.56	$3.61	131%	$253,769
Corporate Adjusted Revenue(2)	$2.31B	$2.30B	95%	$42,644
Individual Objectives	$59,788	$89,682	150%	$89,682

(1)	Rounded.
(2)	Corporate Adjusted EPS and Corporate Adjusted Revenue (Non-GAAP) exclude items affecting comparability. See Appendix A to this Proxy Statement for a reconciliation to the comparable GAAP financial measure. Adjusted EPS and Adjusted Revenue are also stated in constant dollars at budgeted foreign exchange rates for incentive measurement purposes in this table.

Mr. Kelley achieved a rating of “Exceeds Expectations” on his performance as Chief Legal Officer. His general objectives included successfully directing and improving the effectiveness and efficiency of the Company’s global sourcing, legal, security, legislative and regulatory compliance operations; enhancing the quality of processes to address increasingly complex global litigation, regulatory compliance and government relations issues; and providing effective support for mergers, acquisitions and other enterprise initiatives.

J. Dann Adams, President, Workforce Solutions

Workforce Solutions Business Unit

Mr. Adams’ 2013 financial and individual objectives are described in the following table.

Objectives	Target Level	Actual Results	Actual as a % of Target(1)	2013 Incentive
Corporate Adjusted EPS(2)	$3.56	$3.61	131%	$100,995
Workforce Solutions Revenue	$460.4M	$474.1M	200%	$154,662
Workforce Solutions Operating Income	$138.1M	$142.6M	156%	$80,631
Individual Objectives	$51,554	$103,108	200%	$103,108

(1)	Rounded.

(2)	Corporate Adjusted EPS (Non-GAAP) excludes certain items affecting comparability. See Appendix A to this Proxy Statement for a reconciliation to the comparable GAAP financial measure. Adjusted EPS is also stated in constant dollars at budgeted foreign exchange rates for incentive measurement purposes in this table.

Mr. Adams achieved a rating of “Distinguished” on his individual objectives as President, Workforce Solutions. His objectives included successfully executing on the Company’s long-term growth strategy by expanding The Work Number (“TWN”) instant employment verification database to 55 million active records and 235 million total records; processing a record number of income and employment verifications in support of our enterprise Decision 360 strategy to combine employment, credit and wealth data to help lenders lend with greater confidence while providing access to credit for consumers; and developing unique capabilities and products across a wide spectrum of vertical markets. New markets developed in 2013 included our largest government contract to date in support of the federal Centers for Medicare & Medicaid Services by providing income verification under the Affordable Care Act. Under Mr. Adams’ leadership, Workforce Solutions developed new compliance tools for employers including a nationally recognized new human resources compliance management product developed through the acquisition of eThority; transforming a legacy unemployment claims business into a high value compliance partner, reducing cost to employers and helping the U.S. Department of Labor and state agencies identify and minimize improper payments; deploying the State Industry Data Exchange (“SIDES”) to over 33 states, to streamline unemployment claims processing, reducing employer costs and improper payments. The business unit also introduced CaseBuilder, a new software-as-a-service platform, to employers leveraging SIDES which dramatically improved the clients’ user experience and results and was adopted by over 1,600 clients employing 32,000 users in 2013.

Paulino Do Rego Barros, Jr., President, International

International Business Unit

Mr. Barros’ 2013 financial and individual objectives are described in the following table.

Objectives	Target Level	Adjusted Results	Actual as a % of Target(1)	2013 Bonus
Corporate Adjusted EPS(2)	$3.56	$3.61	131%	$105,255
Adjusted International Revenue(3)	$509.3M	$513.8M	129%	$103,643
Adjusted International Operating Profit(4)	$146.5M	$150.2M	137%	$73,824
Individual Objectives	$53,729	$80,593	150%	$80,593

(1)	Rounded.
(2)	Corporate Adjusted EPS (Non-GAAP) excludes certain items affecting comparability. See Appendix A to this Proxy Statement for a reconciliation to the comparable GAAP financial measure.
(3)	At 2013 budgeted foreign currency rates.
(4)	At 2013 budgeted foreign currency rates and including a $0.6 million upward adjustment for litigation settlements in Brazil related to pre-BVS transaction operations.

Mr. Barros achieved a rating of “Exceeds Expectations” on his individual objectives as President, International. His objectives for International included successfully executing on the Company’s long-term growth strategy with respect to International, including acquiring companies in existing and adjacent industries in various countries, and successfully leveraging new product innovation in the U.S. and key countries through the roll out of new products and services in other countries. Mr. Barros continued to effectively implement new technology platforms and solutions which support the transfer of new products and expand Equifax’s presence in verticals such as Telecommunications, Financial Industry, Small and Medium Enterprises, and direct-to-consumer Personal Solutions.

Long-Term Equity Incentive Compensation

Summary

In 2013, the Company again used PSUs and RSUs as the components of its long-term incentive program.

The Committee considers individual performance relative to the prior year and the prior year’s awards in granting PSUs and RSUs. The value of equity grants increases with the level of position, and for the CEO and other NEOs is the largest element of the total compensation package. In determining the value of PSU and RSU awards to executive officers, the Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants to other NEOs), consider numerous factors, including the benchmarking data described above, individual performance, and the Company’s annual budget for equity awards and intended share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company). Our total equity run rate for 2013 declined to 0.8% from 1.0% in 2012.

PSUs will be earned, if at all, based on the Company’s total shareholder return (TSR) performance relative to the companies in the S&P 500 (as constituted on the initial grant date, subject to certain adjustments) over a three-year performance period. This metric aligns with shareholder interests as higher TSR results in higher potential returns for shareholders as well as ensuring a correlation between performance and payouts. PSUs do not accrue dividend equivalent units. The average payout results through each of the final four quarters of the performance period will determine the final result. Payouts for the PSUs awarded on February 8, 2013 will be as follows in February 2016, with straight-line interpolation between the threshold and maximum level:

PSU Performance/Payout Scale

Company TSR Percentile	PSU Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

RSUs represent a promise to issue unrestricted shares of our common stock once applicable service vesting and performance requirements (referenced in the next paragraph) are satisfied. The RSUs issued to NEOs “cliff vest” on the third anniversary of the grant date. The RSUs do not accrue dividend equivalent units. The value of RSUs varies directly with the market price of our common stock, but since some value is likely to be earned, they are used primarily for retention purposes.

For Section 162(m) purposes so that such compensation may be tax-deductible by the Company, the Compensation Committee made the vesting of all PSUs and RSUs awarded in 2013 subject to certain maximum payout limitations based on the Company’s operating income levels on a cumulative annual basis over the applicable three-year vesting period, as described under “Consideration of Certain Tax Effects” on page 48.

Determination of 2013 Long-Term Incentive Grant Values

The Compensation Committee determined long-term incentive grant values by establishing a dollar value within the appropriate range for each NEO other than the CEO and then converting this dollar value to a number of PSUs and RSUs based on a prior average stock price of $50.87 using pre-arranged proportions for each. The CEO’s mix was not pre-determined and the final mix of 57% PSUs/43% RSUs resulted from applying the full indicated pay increase to PSUs. The mix was 50% PSUs and 50% RSUs for the other NEOs. By using this approach, the number of RSUs varies from year to year based on a prior average stock price, even if the award value at grant stays consistent from year to year. The approximate 50/50 split of target grant value between PSUs and RSUs in 2013 for executives other than the CEO balanced the relative certainty and retention value offered by RSUs with the higher risk and performance leverage of PSUs.

2013 Long-Term Incentive Awards

The Committee approved equity awards to the NEOs on February 8, 2013, informed by the benchmarking data described above. The following table details the target grant value used by the Compensation Committee to determine the number of PSUs and RSUs. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “Grants of Plan-Based Awards in Fiscal Year 2013” table on page 54. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

February 2013 Target Grant Value for Equity Awards

Name	Target Grant Value $	Target Number of PSUs Granted	Number of RSUs Granted	2013 vs. 2012 Target Grant Value

R. Smith	$5,705,225	63,827	48,326	7.8%

L. Adrean	$1,250,000	12,286	12,286	32%

J. Kelley(1)	$1,000,000	9,829	9,829	N/A

D. Adams	$690,000	6,782	6,782	28%

P. Barros	$750,000	7,372	7,372	26%

(1)

Upon joining the Company effective January 1, 2013, Mr. Kelley also received an initial hire equity grant of 22,000 time-based RSUs vesting in three years with a target grant value of $1,156,980. His employment offer letter included a commitment for a total equity grant value of at least $1,000,000 in 2013.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews) (third quarter for any Section 16 officers who are not part of the senior leadership team). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants to non-executive officers and other eligible employees, typically in the third calendar quarter of each year following their annual talent review cycle. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

The exercise price of any stock option award is the closing price of our common stock on the date of grant, as reported by the NYSE. If a stock option grant date for a Section 16 reporting officer would fall outside an open stock trading window period, such grants are made and priced effective as of the market close on the first business day of the next quarterly trading window period. We do not backdate or grant options or restricted stock retroactively. We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Retirement and Other Benefits

Our NEOs receive retirement and other benefits as part of a competitive package. These benefits are intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with the Company, the larger the benefit that is earned under the SERP described below. Service credit was frozen as of December 31, 2008 under the U.S. Retirement Income Plan, or USRIP, for non-retirement eligible employees including Messrs. Smith, Adrean and Adams. Messrs. Barros and Kelley were hired after the date on which the USRIP was closed to new hires and thus have no benefit under the USRIP (see “Defined Benefit Pension Plan” on page 55 and “Other Compensation—Retirement Plan” on page 58).

We provide our NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a defined benefit retirement plan (the “USRIP”) and a qualified retirement savings plan (the “401(k) Plan”) that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions.

Mr. Adams receives a monthly relocation living allowance of $11,903, in addition to his base salary, in connection with his relocation from Atlanta to St. Louis in 2010 to serve as President, Workforce Solutions business unit. The payment of these relocation expenses mitigates personal loss and distraction when we ask our executives to move with their families to a new location for the purpose of leading and promoting the continued success of the Company and/or our business units. These benefits appear in the “All Other Compensation” column in the Summary Compensation Table on page 52.

For NEOs and other eligible participants, we also maintain a nonqualified supplemental retirement plan, or SERP, for competitive reasons to provide enhanced retirement benefits above what is allowed under the Code through qualified retirements, as well as to attract and retain key leadership and to enable orderly and timely succession. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit pension plan. A more complete description of the USRIP in effect as of December 31, 2013 and the SERP is provided under “Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables” on page 55 and “Pension Benefits at 2013 Fiscal Year-End” on page 58.

The NEOs and certain other executives are eligible to participate in Company tax-deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of RSUs. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, in order to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described in more detail after the “Nonqualified Deferred Compensation” table on page 60. The plans are intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive and are adjusted daily for any gains or losses.

Perquisites

Perquisites do not reward any particular performance, but meet certain business objectives, which is why we choose to provide them. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;

•	ensuring executives’ continued health and ability to render services to the Company through an annual physical program and, for the CEO, monitoring of home security;

•	avoiding the executives having personal liability incidents interfere with work responsibilities by providing personal liability insurance;

•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee, where the executive is expected to return after a relocation assignment;

•	providing life insurance coverage above the level provided to all eligible employees (currently, the CEO) to attract and retain executive-level employees; and

•

for the CEO, facilitating the Company’s business interests and the CEO’s role as a Company representative in the community and business entertainment functions through reimbursement of club dues and event tickets.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the CEO, and $10,000 for other NEOs ($12,500 in their first year for newly hired executives); comprehensive medical examinations (up to $2,200 annually for diagnostic health care services not otherwise covered by our medical plan); life insurance coverage of $10 million for the CEO and $3 million for the other NEOs (other than Messrs. Adrean and Adams, each of whom elected to terminate their participation in the executive life insurance program in the fourth quarter of 2011, and Messrs. Barros and Kelley, each of whom was hired after participation was closed to new executive officers), and personal excess liability insurance ($10 million for the CEO and $5 million for the other NEOs); two club memberships for the CEO used primarily for business purposes; and home security system monitoring expenses for the CEO. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 52 and Note 10 thereto. Since 2011, we no longer provide tax reimbursement on the value of the applicable perquisite.

Employment Contract and Change in Control Severance Agreements

We entered into an employment contract with Mr. Smith upon his hiring in 2005 but such agreements are not used with respect to the other executive officers, who are employed on an “at will” basis. The material provisions of Mr. Smith’s agreement are discussed following the “Grants of Plan-Based Awards in Fiscal Year 2013” table on page 54 and the “Potential Payments upon Termination or Change in Control” tables beginning on page 61.

We have entered into change in control agreements with our other NEOs, which are more fully described under “Potential Payments upon Termination or Change in Control.” The objective of having such agreements is to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. The agreements are designed to reward executives for remaining employed when their prospects for continued employment following the transaction may be uncertain. We choose to provide such protection to safeguard shareholder value in the event the transaction is not consummated, and maximize the value of the Company by increasing the possibility of retaining an intact management team. The agreements are not intended to replace or affect other compensation elements.

Consideration of Certain Tax Effects

The Compensation Committee considers the impact of federal tax laws on our compensation program, including the deductibility of compensation paid to the NEOs, as regulated by Code Section 162(m). Although our incentive compensation program is designed so that it may be deductible under Section 162(m), a portion of the CEO’s base salary was in excess of the $1 million Section 162(m) limit.

For Section 162(m) purposes, the 2013 short-term incentives for Company executive officers were capped at 1.5% of 2013 operating income for the CEO and 0.5% of 2013 operating income for each other NEO, and the Compensation Committee made the vesting of all PSUs and RSUs awarded in 2013 subject to the same cap based on the Company’s operating income levels on a cumulative annual basis over the applicable three-year vesting period. For the one-year period ended December 31, 2013, the AIP cap under the Section 162(m) formula was equal to $3.1 million for each NEO other than the CEO, and $9.2 million for the CEO, based on our reported GAAP operating income for 2013 of $611.2 million. The Committee used negative discretion to reduce the actual annual incentive awards paid to $2,118,635 for the CEO and to a range of $363,315 to $456,046 for the other NEOs.

If the payments to an NEO on account of his or her termination as a result of a change in control exceed certain amounts, we may not be eligible to deduct certain of the payments for federal income tax purposes. In addition, the officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to NEOs who became eligible for the program before 2011, as reimbursement for the excise tax. In this way, the executive retains the same amount he or she would have retained had the excise tax not been imposed. As a result, however, the Company is unable to deduct a large portion of the payments. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change-in-control agreement, it ensures that such payments meet the original goals of the program. Nevertheless, we have eliminated this excise tax gross-up feature for participants entering the program after 2010 (including Messrs. Kelley and Barros).

We generally have designed our compensation programs for NEOs to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2013, which was conducted with the assistance of management and the Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short-term and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Executive Stock Ownership Guidelines

Our executive stock ownership guidelines are designed to increase our executives’ equity stakes in the Company to a meaningful level and reinforce alignment with shareholder interests. The guidelines provide that, within five years of assuming the CEO position, the CEO should attain an investment position in our stock equal to five times his or her base salary (including shares directly owned, 401(k) Plan shares, deferred share units and unvested RSUs). All other NEOs should attain within five years an investment position equal to three times his or her base salary. A reduction in ownership to one-half of the applicable guideline ownership level is permitted for executives age 60 or older who are eligible for retirement. Following its annual review in February 2014, the Compensation Committee determined that each NEO was currently in compliance with the guidelines or on schedule to be in compliance by the required date. The Committee has authority to waive or defer compliance with the ownership guidelines in the case of unusual stock price volatility.

Hedging and Pledging Policies

Under our Insider Trading Policy, we prohibit hedging the economic risk of ownership of our common stock through short sales or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock, by our directors, NEOs and other executives. We also prohibit our directors, officers and employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Policy on Clawback of Incentive Compensation

In February 2010, the Compensation Committee adopted an incentive compensation “clawback” policy effective for incentive compensation awarded for fiscal years beginning after December 31, 2009. Under this policy, in the event of a material misstatement of the financial results, the Committee will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Committee will consider whether any executive officer received incentive compensation based on the original financial statements that would not have been received based on the restatement.

The Compensation Committee will also consider the accountability of any employee (including the NEOs) whose acts or omissions were responsible in whole or in part for the events that led to the restatement, and whether such acts or omissions constituted intentional misconduct. The actions the Committee could elect to take against a particular employee, depending on all the facts and circumstances as determined during its review, include requiring repayment of the difference between the incentive compensation paid and the amount that would have been paid based on the restated financial results. In the case of any employee (including an NEO) whose acts or omissions constituted intentional misconduct, the Committee may seek recoupment of all or part of any bonus or other incentive compensation paid to the employee that was based upon achievement of financial results that were subsequently restated; enforce disciplinary actions, up to and including termination; and/or pursue other remedies.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan, employees, including the NEOs, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested restricted stock units received during the period beginning six months prior to the date of the violation. In addition, with respect to any award made for fiscal years beginning after December 31, 2009, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee. These clawback policies are in addition to any policies or recovery rights provided under applicable law.

Beginning in 2013, the Compensation Committee required, as a condition to the grant of new equity awards to executive officers and certain other key employees, that the recipient agree to certain restrictive covenants benefiting the Company including confidentiality, non-competition, non-solicitation and assignment of inventions. The CEO’s equity award agreements continued to be subject to the non-compete provision set forth in his existing employment agreement as described under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments” beginning on page 68.

Actions Taken with Respect to 2014 Compensation

The Compensation Committee has taken certain actions with respect to 2014 executive compensation. To bring base salaries closer to the market median over time, none of the NEOs received an annual base salary increase for 2014. In February 2014, to reward their strong performance in 2013, the Committee approved lump sum cash merit payments to three NEOs in the following amounts (and percentage of annual base salary) which were paid on March 1, 2014: Mr. Kelley, $17, 850 (3.5%); Mr. Adams, $20,755 (5%); and Mr. Barros, $17,304 (4%). The Committee approved the lump sum payments in lieu of annual base salary increases in order to maintain alignment of base salary levels with prior year levels and not increase or compound baseline salary levels with respect to future compensation determinations by the Committee. For the CEO, the Compensation Committee determined that any pay increase suggested by market movement should instead increase the performance-based portion of the long-term incentive program (i.e., the PSU grants discussed below).

The Committee also established corporate financial performance goals for the annual incentive opportunity for 2014 in a manner similar to the process followed in 2013. Long-term incentive opportunities granted on February 21, 2014 to the continuing NEOs include PSUs and RSUs in a 50%-50% split (for the CEO, a 60%-40% split as compared to 57%-43% in 2013) of target grant date value, as shown below:

2014 Long-Term Incentive Awards

Name	PSUs	RSUs
R. Smith	53,576	35,686
L. Adrean	9,436	9,436
J. Kelley	7,258	7,258
D. Adams	5,263	5,263
P. Barros	5,444	5,444

The PSUs granted in February 2014 will be earned, if at all, based on the Company’s TSR performance relative to the companies in the S&P 500 (as constituted on the initial grant date, subject to certain adjustments) over a three-year performance period. The average of the payout results through each of the final four quarters of the performance period will determine the final result. Subject to final certification of results and approval by the Compensation Committee, our PSU payouts in February 2017 will be calculated as follows (with straight-line interpolation between the threshold and maximum level):

PSU Performance/Payout Scale

Company TSR Percentile Relative to S&P 500[1]	PSU Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

1Note: The PSU design was changed in April 2013 with respect to future PSU awards, to cap the payout of such awards at “target” in the event Company TSR performance is negative over the applicable three-year performance period, even if the Company’s TSR, on a comparative basis, exceeds the median of the S&P 500.

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate or with which we compete for executive talent.

EXECUTIVE COMPENSATION TABLES

The following table presents information regarding compensation of the named executive officers (the “NEOs”) for services rendered during 2013, 2012, and 2011. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(3) ($)	Bonus(4) ($)	Stock Awards(5) ($)	Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(8)(9) ($)	All Other Compensation ($)(10)	Total ($)

Richard F. Smith	2013	1,450,000	0	6,142,197	0	2,118,635	699,000	105,726	10,515,558
Chairman and	2012	1,450,000	0	7,062,728	0	3,045,000	1,781,800	105,571	13,445,099
Chief Executive Officer	2011	1,450,000	0	3,031,474	1,990,591	2,310,627	2,323,000	98,019	11,203,711

Lee Adrean	2013	546,208	0	1,340,267	0	456,046	343,700	14,055	2,700,276
Corporate Vice President	2012	522,092	0	1,256,639	0	626,511	457,400	14,453	2,877,095
and Chief Financial Officer	2011	499,388	0	624,127	273,706	454,739	512,300	26,454	2,390,714

John J. Kelley III(1)	2013	498,231	0	2,229,215	0	386,095	119,500	15,363	3,248,404
Corporate Vice President and Chief Legal Officer

J. Dann Adams(2)	2013	429,618	0	739,841	0	439,396	321,800	163,341	2,093,996
President, Workforce Solutions

Paulino Do Rego Barros, Jr.(2)	2013	447,741	0	804,204	0	363,315	265,600	12,320	1,893,180
President, International

(1)	Mr. Kelley joined Equifax on January 1, 2013.

(2)	Messrs. Adams and Barros were not NEOs for 2012 or 2011.

(3)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown for Messrs. Adrean, Adams and Barros in 2013 include a lump sum cash merit payment of $21,008, $14,528, and $15,141, respectively, received in March 2013 in lieu of an annual base salary increase. Mr. Kelley’s annual base salary is $510,000. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.

(4)	The entire annual incentive bonus is included under the “Non-Equity Incentive Plan Compensation” column because it was subject to performance-based condition (cap) based on the Company’s operating income for the applicable year for purposes of Code Section 162(m), as described under “Consideration of Certain Tax Effects” on page 48. The Compensation Committee exercised negative discretion to reduce the maximum annual incentive award to plan design levels as described under “Analysis of 2013 Compensation Opportunities” on page 37. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(5)	For each executive, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2013 and 2012 included time-vested restricted stock units (RSUs) and performance share units (PSUs); stock awards in 2011 were made in time-vested RSUs. For the 2013 PSU awards, the value at the grant date is determined under the Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2013 PSU grants of $56.15 per share, which was 101.06% of our closing stock price of $55.56 on the grant date. Assumptions used in the calculation of the amounts in this column are described in Note 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2013, which is located on pages 83-86 of our 2013 Form 10-K. For the grant date fair value of only those awards granted to the NEOs in 2013, see the “Grants of Plan-Based Awards in Fiscal Year 2013” table on page 54. The value of the 2013 RSU and PSU awards, assuming the highest level of performance under the PSU awards would be achieved (200% of the target), based on the closing price of the Common Stock on the respective grant dates ($55.56 for all grants except for the January 2, 2013 RSU grant to Mr. Kelley where the closing price was $54.74) is as follows: Mr. Smith, $9,777,449; Mr. Adrean, $2,047,831; Mr. Kelley, $2,842,578; Mr. Adams, $1,130,424; and Mr. Barros, $1,228,765. The NEOs may never realize any value from the PSUs, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(6)	The column shows the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. No stock option awards were made to the NEOs in 2013 or 2012. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that ultimately will be recognized by the NEOs. For additional information, including valuation assumptions with respect to the grants, refer to Note 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2013, which is located on pages 83-86 of our 2013 Form 10-K.

(7)	Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2013, 2012, and 2011, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(8)	The changes in pension value in 2013, 2012 and 2011 are driven largely by changes in the discount rate applied to calculate the present value of future pension payments. The amounts recorded in this column vary with a number of factors, including the discount rate applied to determine the value of future payment streams. The discount rate used pursuant to pension accounting rules to calculate the present value of future payments increased from 4.69% for 2011 to 5.25% for 2013, which offset the increase in present value of future payments driven by increases in pensionable pay and service. The increase or decrease in pension value resulting from the change in the discount rate does not result in any increase or decrease in the benefits payable to participants under the SERP and the USRIP.

(9)	Reflects the actuarially-determined increase at December 31 of the applicable year in the present value of the NEO’s accumulated benefits under the Company’s Supplemental Retirement Plan, or SERP, and the U.S. Retirement Income Plan, or USRIP, at the earliest unreduced retirement age, determined using interest rate, mortality and other assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. See “Pension Benefits at 2013 Fiscal Year-End” on page 58 for more information on pension benefits.

(10)	The “All Other Compensation” column for 2013 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
R. Smith	60,322	—	7,650	37,754	105,726
L. Adrean	5,750	—	7,650	655	14,055
J. Kelley	7,058	—	7,650	655	15,363
D. Adams	155,036	—	7,650	655	163,341
P. Barros	4,015	—	7,650	655	12,320

(a)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation to an NEO is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, monitoring of home security systems, club dues and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Smith, whose total includes $25,000 for tax and financial planning services, and Mr. Adams, a living allowance of $11,903 a month (total of $142,836) in connection with his relocation to St. Louis, Missouri from Atlanta, Georgia.

(b)	Effective January 1, 2011, the Company eliminated tax reimbursements on the value of future perquisites and personal benefits received by the NEOs.

(c)	For 2013, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $255,000 in 2013) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan” and “Defined Benefit Pension Plan” on page 55.

(d)	Represents insurance premiums paid for NEO personal excess liability insurance and imputed income related to Company-paid life insurance for Mr. Smith. In the fourth quarter of 2011, Messrs. Adrean and Adams elected to terminate their participation in the executive life insurance program; Messrs. Kelley and Barros were hired after the date on which the plan was closed to new hires.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2013

Set forth below is information regarding awards provided to the NEOs in 2013. The non-equity incentive awards were made under the Annual Incentive Plan (“AIP”) which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

Grants of Plan-Based Awards in Fiscal Year 2013

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Smith
2013 AIP	2/8/13	609,000	1,522,500	3,045,000
2013 PSUs	2/8/13				31,913	63,827	127,654				3,583,818
2013 RSUs	2/8/13							48,326			2,558,378
Options									0	N/A
L. Adrean
2013 AIP	2/8/13	131,090	327,725	655,449
2013 PSUs	2/8/13				6,143	12,286	24,572				689,846
2013 RSUs	2/8/13							12,286			650,421
Options									0	N/A
J. Kelley
2013 AIP	2/8/13	119,576	298,939	597,877
2013 PSUs	2/8/13				4,915	9,829	19,658				551,888
2013 RSUs	2/8/13							9,829			520,347
2013 RSUs	1/2/13							22,000			1,156,980
Options									0	N/A
D. Adams
2013 AIP	2/8/13	103,109	257,770	515,540
2013 PSUs	2/8/13				3,391	6,782	13,564				380,802
2013 RSUs	2/8/13							6,782			359,039
Options									0	N/A
P. Barros
2013 AIP	2/8/13	107,457	268,644	537,290
2013 PSUs	2/8/13				3,686	7,372	14,744				413,930
2013 RSUs	2/8/13							7,372			390,274
Options									0	N/A

(1)	The amounts shown represent the range of possible dollar payouts that could have been earned under the Annual Incentive Plan, or AIP, for 2013. Actual AIP payments for 2013 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, and that the NEO was rated “Achieves Expectations” for the individual performance portion of the award (100% of threshold), resulting in an award equal to 40% of his award target.

(2)	Represents grants to each NEO during 2013 of performance units under our 2008 Omnibus Incentive Plan. PSUs are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 as of the grant date. No dividend equivalents are paid on PSU awards during the performance period. Information regarding performance targets, vesting and additional PSU award details are set forth under the heading “Long-Term Equity Incentive Compensation” on page 44.

(3)	Represents the number of shares of RSUs to each NEO during 2013. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. No dividend equivalents are paid on RSU awards during the vesting period. Additional information regarding RSUs is set forth under the heading “Long-Term Equity Incentive Compensation” on page 44. Upon joining the Company effective January 1, 2013, Mr. Kelley also received an initial hire equity grant of 22,000 time-based RSUs vesting in three years, with a target grant value of $1,156,980.

(4)	No stock options were granted to the NEOs in 2013.

(5)	Represents full grant date fair value of stock awards granted to each NEO in 2013 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The grant date fair value for each of the RSU awards represents the closing stock price on the grant date less a discount for dividends not received. The grant date fair value for each of the PSU awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program. A discussion of the assumptions used in calculating the award values may be found in Note 9 to the notes to our audited consolidated financial statements on pages 83-86 of our 2013 Form 10-K.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2013 Annual Incentive Plan. Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each executive officer in 2013 pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the Estimated Future Payouts under the “Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards in Fiscal Year 2013 Table above. Additional information regarding the design of the annual incentive plan is included in the Compensation Discussion and Analysis section above.

401(k) Plan. We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate, either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP as summarized below. In 2013, depending on eligibility, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $255,000 in 2013) (the “basic plan”). Participants other than the NEOs also receive a direct Company contribution (the “enhanced plan”), under which Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employee 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan.

Defined Benefit Pension Plan. We maintain a retirement program for active U.S. employees, the U.S. Retirement Income Plan, or USRIP. The USRIP has been frozen for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date, which includes all of the NEOs, and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan described above. The pension plan amendments freeze service credit as of December 31, 2008, and salary increases as of December 31, 2012. The NEOs participate in a Supplemental Retirement Benefit Plan described below and do not participate in the enhanced 401(k) Plan. The changes did not affect our U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers. Also, participants received a federal and state income tax reimbursement for the economic value of the life insurance provided to each participant under the plan. Such reimbursement was eliminated effective January 1, 2011.

For executive officers, the amount that the Company paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table on page 52 under the heading “All Other Compensation.”

Employment Contracts with Mr. Smith. We have an employment agreement with a single executive, Mr. Smith, for retention purposes. His amended employment agreement as Chairman and CEO is automatically extended for additional one-year periods unless either party gives the other party notice of nonrenewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 105% of his annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. Mr. Smith was granted five years of service credit under the SERP when he joined the Company in August 2005, which made him vested in his SERP benefit upon date of hire as described under “Pension Benefits at 2013 Fiscal Year-End” on page 58. The employment agreement also includes general severance protections described under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments” on page 68.

Under Mr. Smith’s agreement, in the event of his separation from service as defined under Code Section 409A other than for Cause or voluntary termination without Good Reason, or a Change in Control of the Company followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason (as such terms are defined in the agreement), he will receive, among other payments previously disclosed, (i) a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination; and (ii) a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a change in control event). If Mr. Smith is terminated for Cause or he voluntarily terminates employment during the employment period without Good Reason, his employment agreement terminates without further obligations to Mr. Smith, other than for the payment of accrued obligations (including prorated base salary, accrued pay in lieu of unused vacation, and any vested compensation previously deferred by him, but excluding the pro rata bonus), and the payment or provision of other benefits required which he is eligible to receive under any plan, program policy or practice of the Company to the extent available or provided to other senior executives serving on the senior leadership team of the Company.

Mr. Smith’s amended employment agreement also (i) provides for a six-month delay in payment of termination compensation in the event that he is a “specified employee” under Section 409A at the time of his termination, and restricts the timing for payment of any tax gross-up amounts that may become due under the arrangement; (ii) provides for a minimum base annual salary of $1.45 million; (iii) provides for an annual term subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 12 months prior to the applicable anniversary date; and (iv) incorporates the terms of the change in control provisions of his employment agreement as modified for the annual incentive-based payment changes described in the previous paragraph.

OUTSTANDING EQUITY AWARDS

The following table sets forth the outstanding equity awards held by the NEOs at the end of 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
R. Smith	35,000	0		0	38.10	1/6/2016
	110,000	0		0	41.22	2/7/2017
	125,000	0		0	33.88	2/8/2018
	190,000	0		0	33.60	4/30/2020
	160,000	80,000	(2)	0	37.53	4/29/2021
							85,000	(3)	5,872,650
							70,239	(3)	4,852,813
							48,326	(3)	3,338,843
										161,922	(11)	11,187,190
										63,827	(12)	4,409,807

L. Adrean	30,000	0		0	41.22	2/7/2017
	31,000	0		0	33.88	2/8/2018
	32,000	0		0	33.60	4/30/2020
	22,000	11,000	(4)	0	37.53	4/29/2021
							17,500	(5)	1,209,075
							13,571	(5)	937,620
							12,286	(5)	848,840
										27,142	(11)	1,875,241
										12,286	(12)	848,840

J. Kelley	0	0		0	-	-
							22,000	(6)	1,519,980
							9,829	(6)	679,086
										9,829	(12)	679,086

D. Adams	7,000	7,500	(7)	0	37.53	4/29/2021
							11,000	(8)	759,990
							7,714	(8)	532,960
							6,782	(8)	468,568
										15,428	(11)	1,065,921
										6,782	(12)	468,568

P. Barros	40,000	0		0	33.60	4/30/2020
	13,333	6,667	(9)	0	37.53	4/29/2021
							10,000	(10)	690,900
							8,500	(10)	587,265
							7,372	(10)	509,331
										17,000	(11)	1,174,530
										7,372	(12)	509,331

(1)	Based on the closing price of the Company’s common stock ($69.09) on December 31, 2013, the last trading date of the year, as reported on the NYSE.

(2)	Options vest on April 29, 2014.

(3)	Time-based RSUs vest on April 29, 2014 (85,000), February 10, 2015 (70,239) and February 8, 2016 (48,326).

(4)	Options vest on April 29, 2014.

(5)	Time-based RSUs vest on April 29, 2014 (17,500), February 10, 2015 (13,571) and February 8, 2016 (12,286).

(6)	Time-based RSUs vest on January 2, 2016 (22,000) and February 8, 2016 (9,829).

(7)	Options vest on April 29, 2014 (7,500).

(8)	Time-based RSUs vest on April 29, 2014 (11,000), February 10, 2015 (7,714) and February 8, 2016 (6,782).

(9)	Options vest on April 29, 2014 (6,667).

(10)	Time-based RSUs vest on April 29, 2014 (10,000), February 10, 2015 (8,500), and February 8, 2016 (7,372).

(11)	In accordance with SEC rules, based on 2012-2014 tranche of TSR PSUs at 200% of target (maximum) because our cumulative performance for fiscal years 2012 and 2013 exceeds the target performance measure established for this tranche.

(12)	In accordance with SEC rules, based on 2013-2015 tranche of TSR PSUs at 100% of target because our cumulative performance for fiscal year 2013 exceeds the threshold performance measure established for this tranche.

STOCK OPTION EXERCISES AND VESTING OF STOCK UNITS

The following table sets forth information regarding the exercise of stock options by the NEOs during 2013 and the vesting during 2013 of other stock awards previously granted to the NEOs:

Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Smith	150,000	4,627,678	80,000	4,896,000
L. Adrean	71,000	2,079,792	19,000	1,162,800
J. Kelley	-	-	-	-
D. Adams	56,667	1,347,342	15,000	929,500
P. Barros	-	-	20,000	1,224,000

(1)	Value realized is calculated based on the difference between the closing market price of our Common Stock on the date of exercise and the exercise price.

(2)	Value realized is calculated based on the number of shares vested multiplied by the closing price of our Common Stock on the date of vesting. This calculation does not account for shares withheld for tax purposes, but rather represents the gross value realized. The amounts shown relate to RSU awards.

OTHER COMPENSATION

RETIREMENT PLAN

The table below shows the present value at December 31, 2013 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the U.S. Retirement Income Plan, or USRIP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed.

Pension Benefits at 2013 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
R. Smith	USRIP	3		82,000	0
	SERP	13	(1)	11,664,700	0

L. Adrean	USRIP	2		77,200	0
	SERP	7		2,209,700	0

J. Kelley	USRIP	0		N/A	0
	SERP	1		119,500	0

D. Adams	USRIP	10		303,600	0
	SERP	15		2,216,700	0

P. Barros	USRIP	0		N/A	0
	SERP	4		905,900	0

(1)	In order to compensate Mr. Smith for certain retirement benefits he forfeited upon leaving his previous employer, in September 2005 the Company credited five years of service to his SERP Account.

(2)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the executive may not currently be entitled to receive because such amounts are not vested.

Retirement Plan. The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The USRIP was amended in 2009 and 2012 as described under “Retirement and Other Benefits” on page 46 and “401(k) Plan” and “Defined Benefit Pension Plan” on page 55. The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•

Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are limited under Internal Revenue Service requirements. The limit on earnings for 2013 was $255,000.

•	Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the USRIP is age 65. However, a participant can retire early once he or she reaches age 55 if he or she has five years of service under the plan or if he or she reaches age 50 and his or her age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to his or her beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan. The Supplemental Retirement Plan, or SERP, covers the NEOs and other senior executive officers designated by the Compensation Committee. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual earnings” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual earnings” for this purpose means the highest paid 36 consecutive months of employment and includes base salary and annual incentives. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SERP when he joined the Company in August 2005 to make up for lost benefits at his former employer, which made him vested in his SERP benefit upon date of hire. Effective January 1, 2011, the Company prospectively eliminated additional years of SERP service credit for new employment or other agreements.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the NEOs’ participation in our nonqualified deferred compensation plans in 2013. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R. Smith	0	0	0	0	0
L. Adrean	0	0	0	0	0
Deferred Stock Units	0	0	425,074(2)	0	1,961,811(3)
J. Kelley	0	0	0	0	0
Deferred Stock Units	0	0	0	0	0
D. Adams	97,122	0	237,492	0	2,735,099
Deferred Stock Units	0	0	535,432(2)	0	2,471,144(4)
P. Barros	0	0	0	0	0
Deferred Stock Units	0	0	0	0	0

(1)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 52.

(2)	Aggregate Earnings in Last FY represents the difference between the aggregate balance at December 31, 2012, deferrals in 2013, and the ending balance on December 31, 2013 is attributable to appreciation in the price of our stock during 2013.

(3)	The aggregate balance at year-end for deferred stock units is calculated by multiplying deferred stock units of 28,395 by the closing market price of the Company’s common stock ($69.09) on December 31, 2013, the last trading date of the year, as reported on the NYSE.

(4)	The Aggregate Balance at Last FYE for deferred stock units is calculated by multiplying deferred stock units of 35,767 by the closing market price of the Company’s common stock ($69.09) on December 31, 2013, the last trading date of the year, as reported on the NYSE.

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under our deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits by participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors.

Director and Executive Stock Deferral Plan. This plan permits the directors, NEOs and other eligible employees to defer taxes upon the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

Executive Deferred Compensation Plan.  This nonqualified plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2013 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2013, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

R. SMITH

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)(20)	Disability ($)		Death ($)
Severance payments	0	0	(1)	3,554,359	(2)	17,260,523	(3)	0	0		0
Pension/supplemental retirement plan(4)	11,746,900	11,746,900		11,746,900		11,746,900		0	11,746,900		6,899,900(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		10,000,000(8)
Disability benefits	0	0		0		7,517	(9)	0	865,400	(10)	0
Healthcare benefits	0	0		27,342	(11)	64,112	(12)	0	167,900	(13)	4,900(14)
Perquisites and other personal benefits	0	0		0		50,000	(15)	0	0		0
Tax gross-up	0	0		0		14,009,313	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		2,524,800	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		24,067,709	(18)	0	24,067,709	(18)	24,067,709(18)

Total:	11,746,900	11,746,900		15,328,637		69,730,874		0	36,847,909		40,972,509

L. ADREAN

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	189,003	(1)	3,686,084	(3)	0		0		0
Pension/supplemental retirement plan(4)	2,286,900	2,286,900		2,286,900		2,286,900		2,286,900		2,286,900		1,124,600	(5)
Executive compensation deferral program(6)	1,961,811	1,961,811		1,961,811		1,961,811		1,961,811		1,961,811		1,961,811
Life insurance benefits	0	0		0		0		0		0		0	(8)
Disability benefits	0	0		0		7,517	(9)	0		315,900	(10)	0
Healthcare benefits	0	0		0		55,971	(12)	32,300	(19)	132,500	(13)	6,500	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		2,972,443	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		347,160	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		4,781,995	(18)	0		4,781,995	(18)	4,781,995	(18)

Total:	4,248,711	4,248,711		4,437,714		16,109,881		4,281,011		9,479,106		7,874,906

J. KELLEY

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	38,325	(1)	2,110,635	(3)	0	0		0
Pension/supplemental retirement plan(4)	119,500	119,500		119,500		119,500		119,500	119,500		69,400	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		546,000	(7)	0	0		250,000	(8)
Disability benefits	0	0		0		7,517	(9)	0	915,700	(10)
Healthcare benefits	0	0		0		64,112	(12)	0)	95,900	(13)	4,900	(14)
Perquisites and other personal benefits	0	0		0		12,500	(15)	0	0		0
Tax gross-up	0	0		0		0	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		0	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		2,878,151	(18)	0	2,878,151	(18)	2,878,151	(18)

Total:	119,500	119,500		157,825		5,738,415		119,500	4,009,251		3,202,451

D. ADAMS

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	264,380	(1)	3,660,604	(3)	0		0		0
Pension/supplemental retirement plan(4)	2,520,300	2,520,300		2,520,300		2,520,300		2,520,300		2,520,300		1,453,900(5)
Executive compensation deferral program(6)	5,303,365	5,303,365		5,303,365		5,303,365		5,303,365		5,303,365		5,303,365
Life insurance benefits	0	0		0		546,000	(7)	0		0		250,000(8)
Disability benefits	0	0		0		7,517	(9)	0		755,400	(10)
Healthcare benefits	0	0		0		64,112	(12)	74,800	(19)	164,400	(13)	4,700(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		2,145,708	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		236,700	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,763,047	(18)	0		2,763,047	(18)	2,763,047(18)

Total:	7,823,665	7,823,665		8,088,045		16,711,353		7,898,465		11,506,512		9,775,012

P. BARROS

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	86,104	(1)	3,508,509	(3)	0		0		0
Pension/supplemental retirement plan(4)	905,900	905,900		905,900		905,900		905,900		905,900		493,800(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		546,000	(7)	0		0		683,000(8)
Disability benefits	0	0		0		7,517	(9)	0		630,100	(10)
Healthcare benefits	0	0		0		55,971	(12)	0	(19)	110,300	(13)	5,200(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		2,347,254	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		210,411	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,884,093	(18)	0		2,884,093	(18)	2,884,093(18)

Total:	905,900	905,900		992,004		10,475,655		905,900		4,530,393		4,066,093

(1)	The broad-based Equifax Inc. Severance Plan as described on page 65 does not pay a benefit for termination for cause by the Company.

(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of eight (the number of months remaining on his employment contract) and one-twelfth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs.

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement for Mr. Smith or a Tier I Change in Control Agreement for all other NEOs.

(4)	Reflects pension benefits as described under the 2013 Pension Benefits Table, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), mortality based on the Fully Generational RP-2000 Combined Healthy Mortality Table, and discount rate of 5.25%.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).

(6)	Reflects amounts previously earned but deferred by the NEO, as described in the 2013 Nonqualified Deferred Compensation Table on page 60.

(7)	Reflects the sum of 36 months of premiums under the Company’s broad-based basic life and accidental death and dismemberment insurance program.

(8)	Reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2013. Messrs. Adrean and Adams elected to relinquish their coverage under the executive life insurance program in the fourth quarter 2011. Messrs. Kelley and Barros were hired after the date on which the executive life program was closed to new entrants. Mr. Adrean declined life coverage under the broad-based life insurance program. Messrs. Kelley and Adams have one-times annual base salary (limited to $250,000) basic life insurance coverage. Mr. Barros has one-times annual base salary (limited to $250,000) basic life and one-times annual base salary supplemental life insurance coverage ($433,000). We also maintain a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(9)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2013, determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.

(10)	Reflects the present value of the executive’s disability income benefits as of December 31, 2013 determined (a) assuming full disability at December 31, 2013 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 4.63% per annum.

(11)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family preferred provider organization (PPO) health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 12 below), discounted at an interest rate of 4.63%.

(12)	Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming the executive’s employment had been terminated on December 31, 2013, determined (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2014 and assuming 9.5% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming the executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 4.63% per annum. Includes a 401(k) Plan employer match equivalent of $23,850, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(13)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2013, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 712.

(14)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 712.

(15)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

(16)	The Company will provide the eligible executives with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.” The Company eliminated tax gross-ups for anyone hired after 2010. Thus, Mr. Kelley’s gross-up is reflected as $0.

(17)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing market price of the Company’s common stock ($69.09) on December 31, 2013, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options.

(18)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The amount reported represents the value of unvested restricted stock units at the closing market price of the Company’s common stock ($69.09) on December 31, 2013, the last trading date of the year, as reported on the NYSE.

(19)	Reflects the present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2013, based on the assumption for year-end disclosure. Messrs. Smith, Kelley and Barros were not yet retirement eligible as of December 31, 2013.

(20)	Mr. Smith was not retirement-eligible as of December 31, 2013. See “Retirement Plan—Pension Benefits at 2013 Fiscal Year-End” on page 58 for the accumulated present value of his pension benefits.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year for certain termination causes which include retirement, job elimination or death;

•	vested shares awarded under the 2008 Omnibus Incentive Plan or previous stock benefit plans;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under our Retirement Plan and Supplemental Retirement Plan.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of a NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	continue to vest in any performance-based stock grant upon completion of such performance milestones;

•

have access to retiree medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan; and

•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 for the CEO).

In addition, the CEO will continue to receive executive life insurance benefits.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change in Control

The Compensation Committee in October 2008 approved Tier I change in control agreements (the “CIC Agreements”) with the NEOs (other than Mr. Smith, who has a change in control provision in his employment agreement as described below).

The CIC Agreements provide that each executive will be an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” the NEO will receive:

•

a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination;

•

a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a change in control event);

•

a lump sum severance payment, in addition to the benefits accrued under the Company defined benefit retirement plan or supplemental retirement plan (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the Retirement Plan with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any supplemental retirement plan, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding the executive’s termination plus the executive’s highest annual bonus paid to him or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

•	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

•

participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Benefits payable under the CIC Agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Code Section 4999. No payments have been made to any NEO under these agreements.

The CIC Agreements added confidentiality provisions during the NEO’s employment and for two years after termination of employment. The agreement also subjects the NEO to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan. Under the annual incentive plan (AIP) which is established pursuant to the 2008 Omnibus Incentive Plan, a NEO would forfeit his award if he voluntarily terminated his employment other than for “good reason” (as defined in the plan) prior to year-end or if he is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, is involuntarily terminated by the Company without cause, or is voluntarily terminated by him for good reason. If there is a change in control event and a NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described above under “Payments Made Upon a Change in Control” on page 66.

2008 Omnibus Incentive Plan. Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Rabbi Trust. We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each NEO) under our Supplemental Retirement Plan. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within ten (10) days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the change in control agreements described under “Payments Made Upon a Change in Control,” except that there is no “double trigger” and, for a stock acquisition above a threshold of 20% of the outstanding voting shares of the Company and below the 50% level, the Compensation Committee has discretion to determine whether the trust should be funded. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect by us other than for “cause” or disability, or by Mr. Smith for “good reason,” we will pay him the following, which we refer to as the accrued obligations:

•	his base salary through the date of termination;

•	a pro rata bonus for the year of termination;

•	accrued pay in lieu of unused vacation; and

•	any unvested compensation.

We will also pay Mr. Smith a severance payment equal to the sum of his base salary and his highest annual bonus over the preceding three calendar years. The Company will provide COBRA health insurance continuation coverage for 18 months.

If Mr. Smith’s employment is terminated by reason of his death, disability or retirement, Mr. Smith will receive his accrued obligations. If Mr. Smith’s employment is terminated by the Company for cause or by him without good reason, he will receive his accrued obligations (excluding the pro rata bonus).

Mr. Smith’s employment agreement governs his benefits upon the occurrence of a change in control of the Company. Benefits payable under the employment agreement are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Smith receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Code Section 4999.

Mr. Smith’s employment agreement contains confidentiality provisions during employment and for two years after termination of employment. The agreement also subjects Mr. Smith to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

“Cause” for this purpose generally means:

•	willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

•	intentional violation of our Code of Ethics or Insider Trading Policy; or

•	commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose generally means:

•

demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

•	a reduction in base salary, target bonus or maximum bonus opportunity;

•	we require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta, Georgia;

•	any failure by us to require a successor to comply with the agreement; and

•	any material breach by us of any other material provision of the employment agreement (e.g., failing to pay promised amounts).

AUDIT COMMITTEE REPORT

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States)(the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2013. We also reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent registered public accounting firm by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the PCAOB.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.” We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2013 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee

James E. Copeland, Jr., (Chair)	Robert D. Daleo	Mark L. Feidler	John A. McKinley

OWNERSHIP OF EQUIFAX COMMON STOCK

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 4, 2014, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class
Wellington Management Company, LLP (1)	12,038,553	9.80%
Vanguard Group, Inc.(2)	8,188,440	6.67%
Bank of New York Mellon Corp.(3)	6,786,810	5.52%
BlackRock, Inc.(4)	6,597,064	5.37%

(1)	Based on a Schedule 13G filed on February 14, 2014 by Wellington Management Company, LLP, which lists its address as 280 Congress Street, Boston, Massachusetts 02210, in such filing.

(2)	Based on a Schedule 13G/A filed on February 12, 2014 by Vanguard Group, Inc., which lists its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, in such filing.

(3)	Based on a Schedule 13G filed on January 30, 2014 by Bank of New York Mellon Corp., which lists its address as One Wall Street, 31st Floor, New York, New York 10286, in such filing.

(4)	Based on a Schedule 13G/A filed on January 29, 2014 by BlackRock, Inc., which lists its address as 40 East 52nd Street, New York, New York 10022, in such filing.

Securities Owned by Directors and Management

The table below contains information as of March 4, 2014, concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each named executive officer listed in the Summary Compensation Table on page 52, and (iii) all Company directors, nominees and executive officers as a group. In accordance with our Insider Trading policy, none of these shares were pledged or hedged. All persons named below can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	% of Common Stock Outstanding
J. Dann Adams	79,965	7,500	35,767	*
Lee Adrean	114,569	126,000	28,395	*
Paulino Do Rego Barros, Jr.	43,269	6,667	0	*
James E. Copeland, Jr.	58,702	0	39,733	*
Robert D. Daleo	25,078	0	37,073	*
Walter W. Driver, Jr.	22,078	0	19,063	*
Mark L. Feidler(4)	25,078	0	5,921	*
L. Phillip Humann	56,501	0	72,130	*
John J. Kelley III	39,087	0	0
Robert D. Marcus	2,685	0	0
Siri S. Marshall	25,078	0	22,880	*
John A. McKinley	19,078	0	23,411	*
Richard F. Smith(5)	461,728	700,000	0	*
Mark B. Templeton(6)	25,478	0	19,880	*
All directors, nominees and executive officers as a group (21 persons)(7)	1,920,889	1,087,667	363,088	2.77%

*	Less than one percent.

(1)	This column includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.

(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 4, 2014 through the exercise of director or employee stock options, as applicable.

(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by the Company. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares (Director and Executive Stock Deferral Plan) or cash (Executive Deferred Compensation Plan) on final distribution and do not include the reinvestment of dividends.

(4)	Includes 4,870 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.

(5)	Includes 100,000 shares held by a family limited liability limited partnership of which Mr. Smith and his spouse are the general partners and Mr. Smith and his children are limited partners.

(6)	Includes 3,300 shares held by a trust in which Mr. Templeton’s wife is sole trustee.

(7)	Includes 600,000 shares (0.49% of the shares outstanding on March 4, 2014) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information, as of December 31, 2013, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1)(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	5,471,981(3)	$25.53	15,430,756(4)
Equity compensation plans not approved by shareholders(5)	87,261(5)	$28.26	-
Total equity compensation plans	5,559,242	$25.57	15,430,756

(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and PSUs, which have no exercise price. This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 5 of this table.

(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2013 was 6.95 years.

(3)	This number includes 5,471,981 shares for issuance under the Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”), of which 3,442,276 shares were subject to outstanding options, 1,360,149 shares were subject to outstanding RSU awards and 669,556 shares were subject to outstanding PSU awards (assumes the maximum 200% of target award payout is realized).

(4)	This number includes 15,430,756 shares available for issuance under the Plan. Shares issued in respect of awards other than stock options and stock appreciation rights granted under the Plan count against the shares available for grant thereunder as 2.99 shares for every share granted.

(5)	In May 2007, Equifax acquired TALX Corporation and assumed certain equity awards outstanding under the TALX 2005 Omnibus Incentive Plan, which plan was not approved by the Company’s shareholders but was previously approved by TALX Corporation’s shareholders in 2005. A total of 73,261 shares are issuable upon the exercise of stock options under the TALX 2005 Omnibus Incentive Plan; no further awards may be made thereunder. Also includes 14,000 shares issued under the Equifax Non-Employee Director Stock Option Plan which were approved by our Board of Directors but were not required to be approved by the shareholders; no further awards may be made thereunder.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2013 Annual Report on Form 10-K in the notes to Consolidated Financial Statements at Note 9, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, executive officers and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms furnished to the Company and any written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met in 2013.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount of the transaction is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the benefits to the Company;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

The Board has determined that all Board members, except Mr. Smith, are independent under the applicable NYSE and SEC rules and our Director Independence Standards. In making these determinations, the Board considered the types and amounts of commercial dealings between the Company and the companies and organizations with which the directors are affiliated. In each case, Audit Committee approval or ratification was obtained in accordance with our related party transaction approval policy and practices.

Certain Relationships and Related Transactions

During 2013, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of its directors, named executive officers or other executive officers, any holder of more than 5% of its common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Director Compensation” on page 15 and “Executive Compensation” beginning on page 28 of this Proxy Statement.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2015 ANNUAL MEETING

Notice of any proposal or director nomination that a shareholder wishes to propose for consideration at the 2015 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2015 Annual Meeting, must be delivered to us not later than November 18, 2014. The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws which are available at: www.equifax.com/about_equifax/corporate_governance/en_us and, if to be included in our proxy materials for the 2015 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC. Any shareholder proposal or director nomination submitted to the Company in connection with the 2015 Annual Meeting should be addressed to: Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2015 Annual Meeting to present the proposal.

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We refer in the “Compensation Discussion and Analysis” section of this Proxy Statement to U.S. generally accepted accounting principles (“GAAP”) measures of (1) diluted earnings per share (“EPS”) from continuing operations attributable to Equifax, and (2) operating revenue. We also refer to these financial measures excluding certain items from the nearest equivalent presentation under GAAP. These non-GAAP measures are provided to show the performance of our core operations without the effect of the excluded items, consistent with how our management reviews and assesses our historical performance when measuring operating profitability, evaluating performance trends, and setting performance objectives. The non-GAAP measures are not a measurement of financial performance under GAAP, should not be considered as an alternative to earnings per share or operating revenue, and may not be comparable to non-GAAP financial measures used by other companies. The following tables reconcile the non-GAAP financial measures to the respective most directly comparable financial measure calculated in accordance with GAAP:

A.	COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE SUMMARY—2013 COMPANY FINANCIAL PERFORMANCE (pages 2, 26 and 28)

Reconciliation of net income from continuing operations attributable to Equifax (GAAP) to diluted EPS from continuing operations attributable to Equifax, adjusted for certain items (Non-GAAP, in millions):

	2013	2012
Net income from continuing operations attributable to Equifax	$333.4	$266.6
Collection of certain reserved 2012 billings, net of tax (1)	(4.5)	-
Charge related to resource realignment, net of tax (2)	5.9	-
Impairment of BVS investment, net of tax (3)	11.2	-
Fees associated with the CSC Credit Services Acquisition, net of tax (4)	-	3.2
Pension settlement, net of tax (5)	-	24.1
Income tax impact of international tax restructuring (6)	-	20.5
Income tax benefits (7)	-	(15.3)

Net income from continuing operations attributable to Equifax, adjusted for items listed above	346.0	299.1
Acquisition-related amortization expense, net of tax, and cash income tax benefit of acquisition-related amortization expense of certain acquired intangibles	99.9	57.3

Net income from continuing operations attributable to Equifax, adjusted for items listed above and acquisition-related amortization expense	$445.9	$356.4

Diluted EPS from continuing operations attributable to Equifax, adjusted for items listed above and acquisition-related amortization expense, Non-GAAP	$3.60	$2.91

Weighted-average shares used in computing diluted EPS	123.7	122.5

(1)	Collection of certain reserved 2012 billings includes $7.2 million of revenue ($4.5 million, net of tax) recorded during the fourth quarter of 2013 that relates to the collection of revenue attributable to certain reserved 2012 billings that did not originally meet the revenue recognition criteria. See the Notes to this reconciliation for additional detail.
(2)	Charge related to resource realignment includes $9.3 million of primarily severance expense in the fourth quarter of 2013. See the Notes to this reconciliation for additional detail.
(3)	Impairment of BVS investment includes a $17.0 million ($11.2 million, net of tax) impairment on our cost method investment in BVS in the fourth quarter of 2013. See the Notes to this reconciliation for additional detail.
(4)	Fees associated with the CSC Credit Services Acquisition include the fees incurred as a direct result of the acquisition, net of tax. See the Notes to this reconciliation for additional detail.

(5)	Pension settlement includes the non-cash charge incurred related to the voluntary settlement offer in the fourth quarter of 2012, net of tax. See the Notes to this reconciliation for additional detail.
(6)	We recorded $20.5 million of tax expense as a result of an international tax restructuring completed in the fourth quarter of 2012. See the Notes to this reconciliation for additional detail.
(7)	During the fourth quarter of 2012, we recorded a $15.3 million tax benefit as a result of an approved tax method change. See the Notes to this reconciliation for additional detail.

B.	COMPENSATION DISCUSSION AND ANALYSIS—ANALYSIS OF 2013 COMPENSATION—ANNUAL INCENTIVE PLAN (pages 28, 37-44)

Reconciliation of International business unit revenue and operating income to adjusted International business unit revenue and operating income, adjusted for litigation settlements in Brazil related to pre-BVS operations and 2013 budgeted foreign exchange rates (Non-GAAP, in millions):

	2013	2012
Operating revenue	$513.5	$486.2
Foreign exchange	0.3	(13.5)
Adjusted revenue, excluding foreign exchange – Non-GAAP	$513.8	$472.5

Operating income	$148.1	$143.8

Litigation settlements	0.6	-
Foreign exchange	1.5	(7.1)

Adjusted operating income, excluding litigation settlements and foreign exchange – Non-GAAP	$150.2	$136.7

Reconciliation of diluted EPS from continuing operations attributable to Equifax (GAAP) to diluted EPS from continuing operations attributable to Equifax, adjusted for certain items and in constant dollars to Equifax’s 2013 budgeted foreign exchange rates (Non-GAAP, in millions):

	2013	2012
Diluted earnings per share from continuing operations attributable to Equifax – GAAP	$2.69	$2.18
Acquisition-related amortization expense, net of tax, and cash income tax benefit of acquisition-related amortization expense of certain acquired intangibles	0.81	0.46
Collection of certain reserved 2012 billings	(0.04)	-
Change related to resource realignment	0.05	-
Impairment of BVS investment	0.09	-
Fees associated with the acquisition of CSC Credit Services	-	0.03
Pension settlement	-	0.20
International tax restructuring	-	0.17
Income tax benefits	-	(0.13)
Foreign exchange	0.01	0.01

Diluted EPS from continuing operations attributable to Equifax, adjusted for certain items – Non-GAAP	$3.61	$2.92

Reconciliation of operating revenue (GAAP) to operating revenue adjusted in constant dollars to Equifax’s 2013 budgeted foreign exchange rates and reserved 2012 billings (Non-GAAP, in millions):

	2013	2012
Operating revenue	$2,303.9	$2,073.0
Collection of certain reserved 2012 billings	(7.2)	-
Foreign exchange	4.5	(0.9)

Adjusted operating revenue – Non-GAAP	$2,301.2	$2,072.1

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Collection of certain reserved 2012 billings – During the fourth quarter of 2013, we recorded revenue of $7.2 million ($4.5 million, net of tax) that relates to the collection of revenue attributable to certain reserved billings prior to 2013 that did not originally meet the revenue recognition criteria due to collectability issues. Management believes excluding this revenue is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to revenue when measuring operating profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge related to resource realignment – During the fourth quarter of 2013, we recorded a restructuring charge primarily to realign internal resources with our strategic opportunities. This charge of $9.3 million, pretax ($5.9 million, net of tax) is reflected in selling, general and administrative expenses in our Consolidated Statements of Income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2013, as compared to the corresponding periods in 2012, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Impairment of BVS investment – During the fourth quarter of 2013, we recorded an impairment of our cost method investment in Boa Vista Servicos (“BVS”) of $17.0 million, pretax, ($11.2 million, net of tax) in other expense in our Consolidated Statements of Income due to indicators of impairment that arose during the quarter. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2013, as compared to the corresponding periods in 2012, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Fees associated with the CSC Credit Services Acquisition – During the fourth quarter of 2012, the Company acquired certain business assets and the operations of CSC Credit Services, Inc., a subsidiary of Computer Sciences Corporation. In conjunction with this acquisition, the Company incurred approximately $5.0 million of transaction fees ($3.2 million, net of tax). Management believes excluding these fees from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2012, as compared to the corresponding periods in 2013, since an acquisition and fees of such an amount are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Pension settlement – During the fourth quarter of 2012, the Company offered certain employees a voluntary lump sum payment option of their pension benefits or a reduced monthly annuity. The Company recorded a non-cash settlement charge of $38.7 million ($24.1 million, net of tax). Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2012, as compared to the corresponding periods in 2013, since this charge is unusual in nature and not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

International tax restructuring - During the fourth quarter of 2012, the Company completed an international tax restructuring resulting in the recognition of tax expense of $20.5 million. Management believes excluding this income tax expense from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2012, as compared to the corresponding periods in 2013, since income tax expense associated with tax restructuring of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax benefits – During the fourth quarter of 2012, the Company recorded a tax benefit as a result of tax authorities approving a tax method change which impacted the tax expense recorded in connection with the merger of our Brazilian business in the second quarter of 2011. Management believes excluding these income tax benefits from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2012, as compared to the corresponding periods in 2013, since these specific income tax benefits of such an amount are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Diluted EPS and net income from continuing operations attributable to Equifax, adjusted for the collection of certain reserved 2012 billings, resource realignment charge, BVS investment impairment, CSC Credit Services Acquisition fees, pension settlement, certain income tax items and acquisition-related amortization expense, net of tax - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring operating profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Adjusted revenue, adjusted operating income and operating margin, excluding the collection of certain reserved 2012 billings, resource realignment charge, CSC Credit Services acquisition fees and pension settlement - Management believes excluding the collection of certain reserved billings, resource realignment charge, CSC Credit Services acquisition fees and the pension settlement from the calculation of operating income and margin, on a non-GAAP basis, is useful because management excludes items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that impact comparability.

Diluted EPS from continuing operations attributable to Equifax and Operating revenue as adjusted for 2013 budgeted foreign exchange rates (Non-GAAP) – Management believes that adjusting these financial measures in constant dollars to the Company’s 2013 budgeted foreign exchange rates (Non-GAAP) allows the Compensation Committee of the Board to evaluate our performance for different periods on a more comparable basis by excluding unanticipated changes in foreign exchange rates.

Appendix B

EQUIFAX INC.

Guidelines for Determining the Independence of Directors

The Board of Directors of Equifax Inc. (“Equifax”) believes that a majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with Equifax to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

•	A director will not be considered independent if, within the preceding three years,

-	the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-	the director, or an immediate family member of the director, has received during any 12-month period more than $120,000 in direct compensation from Equifax, other than director and committee fees and pension or other forms of deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-	the director, or an immediate family member of the director, is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

A director will not be considered independent if (i) the director is a current partner or employee of the firm that is Equifax’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-	a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-	a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-	a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

B-1

•

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

•

Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

•

Compensation, Human Resources & Management Succession Committee members must be independent in accordance with Section 952 of the Dodd-Frank Act and applicable NYSE listing requirements which require, among other things, a determination as to the source of compensation of the member, including any consulting, advisory or other compensatory fee paid by Equifax, whether the member is affiliated with Equifax, a subsidiary of Equifax or an affiliate.

[As amended December 1, 2010]

B-2

Equifax is a registered trademark of Equifax Inc. Copyright© 2014, Equifax Inc. Atlanta, Georgia All rights reserved. Printed in U.S.A.

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309	SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 1, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 1, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52802-P35150-Z59777	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.
The Board of Directors recommends that you vote “FOR”
each of the following director nominees:
1.	Election of Ten Directors:	For	Against	Abstain
Nominees:
	1a. James E. Copeland, Jr.	☐	☐	☐
	1b. Robert D. Daleo	☐	☐	☐	The Board of Directors recommends that you vote “FOR” item 2.		For	Against	Abstain
	1c. Walter W. Driver, Jr. 1d. Mark L. Feidler	☐ ☐	☐ ☐	☐ ☐	2.	Ratification of the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2014.	☐	☐	☐
	1e. L. Phillip Humann	☐	☐	☐	The Board of Directors recommends that you vote “FOR” item 3.
	1f. Robert D. Marcus	☐	☐	☐	3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
	1g. Siri S. Marshall	☐	☐	☐
	1h. John A. McKinley	☐	☐	☐
	1i. Richard F. Smith	☐	☐	☐
	1j. Mark B. Templeton	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Daylight Time on April 30, 2014. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 P.M., Eastern Daylight Time, on May 1, 2014 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

M52803-P35150-Z59777

EQUIFAX INC. Annual Meeting of Shareholders May 2, 2014, at 9:30 a.m. EDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the ten director nominees, each for a one-year term in Item 1; “For” ratification of the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2014 in Item 2; “FOR” an advisory vote to approve named executive officer compensation in Item 3; and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Siri S. Marshall and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Friday, May 2, 2014, at 9:30 a.m. Eastern Daylight Time at Equifax’s principal executive offices located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side